The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-142932
Subject to Completion. Dated May 15, 2007
Prospectus Supplement to Prospectus dated May 15, 2007.
$
% Fixed-to-Floating Rate Junior Subordinated Debentures due 2067

     The debentures are our unsecured, subordinated debt instruments and will bear interest from the date they are issued to but excluding May 15, 2017, or any earlier redemption date, at the annual rate of      % payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning on August 15, 2007 and ending on May 15, 2017. From and including May 15, 2017, the debentures will bear interest at an annual rate equal to three-month LIBOR plus     % payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning August 15, 2017. We have the right, on one or more occasions, to defer the payment of interest on the debentures as described in this prospectus supplement. We will not be required to settle deferred interest pursuant to the alternative payment mechanism described in this prospectus supplement until we have deferred interest for five consecutive years or, if earlier, made a payment of current interest during a deferral period. We may defer interest on one or more occasions for up to ten years without giving rise to an event of default. Deferred interest will accumulate additional interest at an annual rate equal to the annual interest rate then applicable to the debentures. In the event of our bankruptcy, holders of the debentures may have a limited claim for any outstanding deferred interest.
     The principal amount of the debentures will become due on May 15, 2037, or if such day is not a business day, the following business day (the “scheduled maturity date”) only to the extent that we have received proceeds from the sale of certain qualifying capital securities during a 180-day period ending on a notice date not more than 15 and not less than 10 business days prior to such date. We will use our commercially reasonable efforts, subject to certain market disruption events, to raise sufficient net proceeds from the issuance of qualifying capital securities to permit repayment of the debentures in full on the scheduled maturity date. If we have not raised sufficient net proceeds to permit repayment of the debentures on the scheduled maturity date, we will repay the debentures to the extent of such net proceeds, and the unpaid portion will remain outstanding and will continue to bear interest at three-month LIBOR plus      % payable quarterly. We will use our commercially reasonable efforts, subject to a market disruption event, to raise sufficient proceeds from the issuance of qualifying capital securities to permit repayment of the debentures on the following quarterly interest payment date, and on each quarterly interest payment date thereafter, until the debentures are paid in full. On May 1, 2067, or if such day is not a business day, the following business day (the “final maturity date”), we must pay any remaining outstanding principal and accrued and unpaid interest in full on the debentures whether or not we have sold qualifying capital securities.
     We may elect to redeem any or all of the debentures at any time. In the case of a redemption before May 15, 2017, the redemption price will be equal to the greater of (x) 100% of the principal amount of the debentures being redeemed and (y) the applicable make-whole amount, in each case plus any accrued and unpaid interest. The applicable make-whole amount will be lower in the case of a redemption of all outstanding debentures in connection with a tax event or rating agency event. In the case of a redemption on or after May 15, 2017, the redemption price will be equal to 100% of the principal amount of the debentures being redeemed plus any accrued and unpaid interest.
     See “Risk Factors” beginning on page S-7 and the “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2006 incorporated by reference in this prospectus supplement to read about important factors you should consider before buying the debentures.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Debenture	Total
Initial public offering price	%	$
Underwriting discount	%(1)		$(1)
Proceeds, before expenses, to Delphi	%	$
(1)	For sales to certain institutions, the underwriting discount will be $ per debenture and, to the extent of such sales, the total underwriting discount will be less than the amount set forth above.
     The initial public offering price set forth above does not include accrued interest, if any. Interest on the debentures will accrue from May    , 2007 and must be paid by the purchasers if the debentures are delivered after May    , 2007.
     We have granted the underwriters the right to purchase from us up to an aggregate of $     principal amount of debentures at the public offering price less the underwriting discount of     % per debenture, within 30 days from the date of this prospectus supplement, to cover over-allotments, if any.
     The underwriters expect to deliver the debentures through the facilities of The Depository Trust Company against payment in New York, New York on May  , 2007.

Joint Bookrunners

Lehman Brothers Joint Structuring Coordinator	Wachovia Securities Joint Structuring Coordinator	Banc of America Securities LLC
Senior Co-Managers

HSBC
KeyBanc Capital Markets
Piper Jaffray & Co.
Junior Co-Managers

ABN AMRO Incorporated
Cochran Caronia Waller
Keefe, Bruyette & Woods
Oppenheimer & Co.
The Williams Capital Group, L.P.

Prospectus Supplement dated May  , 2007.

Prospectus Supplement
Prospectus

About This Prospectus	1
Where You Can Find More Information	1
Information Incorporated by Reference	1
Experts	2
 S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
     This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the documents and additional information described under the headings “Information Incorporated by Reference” and “Where You Can Find More Information” on page 1 of the accompanying prospectus. If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.
     Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “we,” “us,” “our,” and the “Company” refer to Delphi Financial Group, Inc., and its subsidiaries, and “Delphi” refers to Delphi Financial Group, Inc. only and not to any of its subsidiaries.
     You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus may be used only for the purpose for which they have been prepared. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.
     We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase, any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

PROSPECTUS SUPPLEMENT SUMMARY
     The following summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and does not contain all the information you will need in making your investment decision. You should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. You should pay special attention to the “Risk Factors” section of this prospectus supplement and the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2006.
Delphi Financial Group, Inc.
     The Company is a holding company whose subsidiaries provide integrated employee benefit services. The Company was organized as a Delaware corporation in 1987 and completed the initial public offering of its Class A common stock in 1990. The Company manages all aspects of employee absence to enhance the productivity of its clients and provides the related insurance coverages; long-term and short-term disability, excess and primary workers’ compensation, group life, travel accident and dental. The Company’s asset accumulation business emphasizes individual fixed annuity products. The Company offers its products and services in all fifty states and the District of Columbia. The Company’s two reportable segments are group employee benefit products and asset accumulation products. Our operating strategy is to offer financial products and services which have the potential for significant growth, which require specialized expertise to meet the individual needs of our customers and which provide us the opportunity to achieve superior operating earnings growth and returns on capital.
     Our principal executive office is located at 1105 North Market Street, Suite 1230, Wilmington, DE 19899, (302) 478-5142. The Company makes available free of charge on its website at www.delphifin.com its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to these reports as soon as reasonably possible after such material has been filed with our furnished to the Securities and Exchange Commission. Our website address is http://www.delphifin.com. Information on our website does not constitute part of this prospectus supplement and the accompanying prospectus.
The Debentures
Repayment of Principal
     We must repay the principal amount of the debentures, together with accrued and unpaid interest, on May 15, 2037, or if that date is not a business day, the next business day (the “scheduled maturity date”), subject to the limitations described below.
     We are required to repay the debentures on the scheduled maturity date only to the extent that we have raised sufficient net proceeds from the issuance of qualifying capital securities, as defined under “Replacement Capital Covenant”, during a 180-day period ending on a notice date not more than 15 and not less than 10 business days prior to the scheduled maturity date. We are required to use our commercially reasonable efforts, subject to a “market disruption event”, as described under “Description of the Junior Subordinated Debentures—Market Disruption Events”, to raise sufficient net proceeds from the issuance of qualifying capital securities to permit repayment of the debentures in full on the scheduled maturity date in accordance with the foregoing requirement. If we have not raised sufficient net proceeds to permit repayment of the debentures on the scheduled maturity date, we will repay the debentures to the extent of such net proceeds, and the unpaid portion will remain outstanding and will continue to bear interest at three-month LIBOR plus      % payable quarterly (as described below under “—Interest”) until repaid. We will use our commercially reasonable efforts, subject to a market disruption event, to raise sufficient proceeds from the sale of qualifying capital securities to permit repayment of the debentures on the following quarterly interest payment date, and on each quarterly interest payment date thereafter, until the debentures are paid in full.
     Any unpaid principal amount of the debentures, together with accrued and unpaid interest, will be due and payable on May 1, 2067, the “final maturity date”, or upon acceleration following an event of default, regardless of the amount of qualifying capital securities we have issued and sold by that time.

     Although under the replacement capital covenant (described below under “—Replacement Capital Covenant”) we are permitted to repay the debentures using the net cash proceeds from certain issuances of common stock, qualifying warrants, mandatorily convertible preferred stock, debt exchangeable for common equity, debt exchangeable for preferred equity, qualifying non-cumulative preferred stock and qualifying capital securities, we have no obligation to issue any securities other than qualifying capital securities or to use the proceeds of the issuance of any other securities to repay the debentures on the scheduled maturity date or at any time thereafter.
Interest
     From May 15, 2007 to but excluding May 15, 2017, or any earlier redemption date, the debentures will bear interest at the annual rate of      %. Interest on the debentures will accrue from May 15, 2007. Delphi will pay that interest quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning on August 15, 2007, subject to our rights and obligations described below under “Description of the Junior Subordinated Debentures—Option to Defer Interest Payments” and “Description of the Junior Subordinated Debentures—Alternative Payment Mechanism”. From and including May 15, 2017, the debentures will bear interest at an annual rate equal to three-month LIBOR plus      % payable quarterly on February 15, May 15, August 15 and November 15 of each year, beginning on August 15, 2017, subject to our rights and obligations described below under “Description of the Junior Subordinated Debentures—Option to Defer Interest Payments” and “Description of the Junior Subordinated Debentures—Alternative Payment Mechanism”.
     We have the right on one or more occasions to defer the payment of interest on the debentures as described in this prospectus supplement. If we elect to defer interest payments, we will not be permitted to pay deferred interest on the debentures (and compounded interest thereon) during the deferral period from any source other than the net proceeds from issuance of APM qualifying securities, which includes our common stock, qualifying non-cumulative preferred stock, qualifying warrants and mandatorily convertible preferred stock, as described under “Description of the Junior Subordinated Debentures—Alternative Payment Mechanism”. We will not be required to settle deferred interest pursuant to the alternative payment mechanism described in this prospectus supplement until we have deferred interest for five consecutive years or, if earlier, made a payment of current interest during a deferral period. We may defer interest for up to ten consecutive years without giving rise to an event of default. Deferred interest will accumulate additional interest at an annual rate equal to the annual interest rate then applicable to the debentures. In the event of our bankruptcy, holders of the debentures may have a limited claim for any outstanding deferred interest.
Subordination
     The debentures will be unsecured, subordinated and junior in right of payment and upon our liquidation to all of our existing and future senior indebtedness, but will rank equally in right of payment and upon liquidation with debt that by its terms does not rank senior in right of payment and upon our liquidation to the debentures and with our trade creditors, and will be effectively subordinated to all liabilities of our subsidiaries. All of our existing indebtedness is senior to the debentures. As of March 31, 2007, our indebtedness for money borrowed ranking senior to the debentures upon liquidation, on an unconsolidated basis, totaled approximately $318.4 million and our subsidiaries’ direct borrowings and other obligations (excluding intra-company debt) that would effectively rank senior to the debentures upon liquidation totaled approximately $4.3 billion. See “Description of the Junior Subordinated Debentures—Subordination” for the definition of “senior indebtedness”.
Certain Payment Restrictions Applicable to Delphi
     At any time when we have given notice of our election to defer interest payments on the debentures but the related deferral period has not yet commenced or a deferral period is continuing, we generally may not make payments on or redeem or purchase any shares of our capital stock or any of our debt securities or guarantees that rank upon our liquidation on a parity with or junior to the debentures, subject to certain limited exceptions. In addition, subject to certain limited exceptions, if any deferral period lasts longer than one year, we generally may not redeem or purchase securities that upon our bankruptcy or liquidation rank pari passu or junior to any of our APM qualifying securities the proceeds of which were used to settle deferred interest during the relevant deferral period until the first anniversary of the date on which all deferred interest has been paid.

     During a deferral period, the terms of the debentures permit us to make any payment of current or deferred interest on our indebtedness that ranks on a parity with the debentures upon our liquidation (“pari passu securities”) that is made pro rata to the amounts due on such pari passu securities (including the debentures), provided that such payments are made in accordance with the last paragraph under “Description of the Junior Subordinated Debentures—Alternative Payment Mechanism” to the extent it applies, and any payments of deferred interest on pari passu securities that, if not made, would cause us to breach the terms of the instrument governing such pari passu securities.
Redemption of the Debentures
     We may elect to redeem any or all of the debentures at any time. In the case of a redemption before May° 15, 2017, the redemption price will be equal to the greater of (x) 100% of the principal amount of the debentures being redeemed and (y) the applicable make-whole amount, in each case plus any accrued and unpaid interest. The applicable make-whole amount will be lower in the case of a redemption of all outstanding debentures in connection with a tax event or a rating agency event. In the case of a redemption on or after May 15, 2017, the redemption price will be equal to 100% of the principal amount of the debentures being redeemed plus any accrued and unpaid interest. For a description of the applicable make-whole amounts, and the changes that would result in our being able to redeem the debentures only in whole but not in part, see “Description of the Junior Subordinated Debentures—Redemption.”
     Any redemption of the debentures before May 15, 2047 will be subject to the limitations described under the section entitled, “Description of the Replacement Capital Covenant.”
Events of Default
     The following events are “events of default” with respect to the debentures:
•	default in the payment of interest, including compounded interest, in full on any debentures for a period of 30 days after the conclusion of a 10-year period following the commencement of any deferral period;

•	default in the payment of principal on the debentures when due, whether at stated maturity, upon redemption, upon a declaration of acceleration or otherwise, subject to the limitations described below under “Description of the Junior Subordinated Debentures—Repayment of Principal”; or

•	certain events of our bankruptcy, insolvency or receivership.
     If an event of default under the junior subordinated indenture (as defined under “Description of the Junior Subordinated Debentures”) occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debentures may declare the entire principal amount of, and all accrued but unpaid interest on, all debentures to be due and payable immediately.
Tax Treatment
     We, and each holder and beneficial owner of a debenture, by acquiring or holding an interest in a debenture, will agree to treat the debenture as our indebtedness for United States federal income tax purposes.
Form
     The debentures will be represented by one or more global securities registered in the name of Cede & Co., as nominee for The Depository Trust Company (“DTC”). Beneficial interests in the debentures will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global securities through DTC’s direct and indirect participants, including Clearstream Luxembourg or Euroclear (in Europe).
Replacement Capital Covenant
     Around the time of the initial issuance of the debentures, we will enter into a “replacement capital covenant” in which we will covenant for the benefit of holders of one or more designated series of our indebtedness (which initially will be our 8.00% Senior Notes due 2033 (CUSIP No. 247131204)), other than the debentures, that we will not repay, redeem, defease or purchase the debentures before May 15, 2047, unless, subject to certain limitations, during the applicable “measurement period” (as defined below under “Description of the Replacement Capital Covenant”) we have received proceeds from the sale of specified securities in the specified amounts described under “Description of the Replacement Capital Covenant”.
     The replacement capital covenant will terminate upon the occurrence of certain events, including an acceleration of the debentures due to the occurrence of an event of default. The replacement capital covenant is not intended for the benefit of holders of the debentures and may not be enforced by them, except that we will agree in the junior subordinated indenture that we will not amend the replacement capital covenant to impose additional restrictions on the type or amount of qualifying capital securities that we may include for purposes of determining when repayment, redemption, defeasance or purchase of the debentures is permitted, except with the consent of the holders of a majority in principal amount of the debentures.

FORWARD-LOOKING INFORMATION
     In connection with, and because we desire to take advantage of, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we caution readers regarding certain forward-looking statements in this prospectus supplement, and the accompanying prospectus and in any other statement made by us, or on our behalf, whether in future filings with the SEC or elsewhere. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, prospects, outlooks or other developments. Some forward-looking statements may be identified by the use of terms such as “expects,” “believes,” “anticipates,” “intends,” “judgment,” “outlook” or other similar expressions. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic, competitive and other uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. Examples of such uncertainties and contingencies include, among other important factors, those affecting the insurance industry generally, such as the economic and interest rate environment, federal and state legislative and regulatory developments, including but not limited to changes in financial services, employee benefit and tax laws and regulations, changes in accounting rules and interpretations thereof, market pricing and competitive trends relating to insurance products and services, acts of terrorism or war, and the availability and cost of reinsurance, and those relating specifically to our business, such as the level of our insurance premiums and fee income, the claims experience, persistency and other factors affecting the profitability of our insurance products, the performance of our investment portfolio and changes in our investment strategy, acquisitions of companies or blocks of business, and ratings by major rating organizations of Delphi and our insurance subsidiaries. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by us, or on our behalf.
     Our forward-looking statements speak only as of the date of this prospectus supplement or as of the date they are made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make in our annual reports on Form 10–K, quarterly reports on Form 10-Q and current reports on Form 8-K or amendments thereto, as well as in any other prospectus supplement relating to this offering, including in any “Risk Factors” section.

RISK FACTORS
     Your investment in the debentures will involve certain risks described below. In consultation with your own financial and legal advisors, you should carefully consider the information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus, and pay special attention to the following discussion of risks relating to the debentures before deciding whether an investment in the debentures is suitable for you. In addition to the risk factors relating to the debentures set forth below, we also specifically incorporate by reference into this prospectus supplement the section captioned “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2006. The debentures will not be an appropriate investment for you if you are not knowledgeable about significant features of the debentures or financial matters in general. You should not purchase the debentures unless you understand, and know that you can bear, these investment risks.
     Our obligation to repay the debentures on the scheduled maturity date is subject to issuance of qualifying capital securities.
     Our obligation to repay the debentures on the scheduled maturity date of May 15, 2037 is limited. We are required to repay the debentures on the scheduled maturity date only to the extent that we have raised sufficient net proceeds from the issuance of qualifying capital securities (as defined under “Description of the Replacement Capital Covenant”) within a 180-day period ending on a notice date not more than 15 and less than 10 business days prior to the scheduled maturity date. If we have not raised sufficient net proceeds from the issuance of qualifying capital securities to permit repayment of the debentures on the scheduled maturity date, we will not be required to repay the unpaid amount until (i) we have raised sufficient net proceeds to permit repayment in full in accordance with this requirement, (ii) we redeem the debentures, (iii) an event of default occurs and the debentures are accelerated or (iv) the final maturity date for the debentures. Our ability to raise sufficient net proceeds in connection with this obligation to repay the debentures will depend on, among other things, market conditions at the time the obligation arises, as well as the acceptability to prospective investors of the terms of these securities. Although we have agreed to use our commercially reasonable efforts, subject to a market disruption event, to raise sufficient net proceeds from the issuance of qualifying capital securities to repay the debentures during the 180-day period referred to above and on each interest payment date after the scheduled maturity date until the debentures are repaid in full, our failure to do so would not be an event of default or give rise to a right of acceleration or similar remedy with respect to the debentures until the final maturity date, and we will be excused from using our commercially reasonable efforts if certain market disruption events occur. In addition, beginning at the scheduled maturity date we have no obligation to use commercially reasonable efforts to issue any securities other than qualifying capital securities under the junior subordinated indenture to repay the debentures. See “Description of the Junior Subordinated Debentures – Repayment of Principal”.
     We have the right to defer interest for 10 years without causing an event of default.
     We have the right at one or more times to defer interest on the debentures for one or more consecutive interest periods that do not exceed 10 years. Although we would be subject to the alternative payment mechanism after we have deferred interest for a period of five consecutive years (or such shorter period resulting from our payment of current interest), if we are unable to raise sufficient eligible proceeds (as defined in “Description of the Junior Subordinated Debentures — Alternative Payment Mechanism”), we may elect not to pay accrued interest on the debentures for one or more consecutive interest periods that do not exceed 10 years without causing an event of default with respect to the debentures. During any such deferral period, holders of the debentures will receive limited or no current payments on the debentures and, so long as we are otherwise in compliance with our obligations, such holders will have no remedies against us for nonpayment unless we fail to pay all deferred interest (including compounded interest) at the end of the 10-year deferral period, at the final maturity date or, if applicable, at the earlier accelerated maturity date, redemption date or repayment date of the debentures.
     At any time when we have given notice of our election to defer interest payments on the debentures but the related deferral period has not yet commenced or a deferral period is continuing, we generally may not make payments on or redeem or purchase any shares of our capital stock or any of our debt securities or guarantees that rank upon our liquidation on a parity with or junior to the debentures, subject to certain limited exceptions. In addition, subject to certain limited exceptions, if any deferral period lasts longer than one year, we generally may not redeem or purchase securities that upon our bankruptcy or liquidation rank pari passu or junior to any of our APM qualifying securities the proceeds of which were used to settle deferred interest during the relevant deferral period until the first anniversary of the date on which all deferred interest has been paid. However, we may issue or have outstanding pari passu securities as to which we are required to make payments of interest that are not made pro rata with payments of interest on other pari passu securities (including the debentures) and that, if not made, would cause us to breach the terms of the instrument governing such pari passu securities. “Pari passu securities” means indebtedness that by its terms ranks equally with the debentures in right of payment upon liquidation. The terms of the debentures permit us to make (i) any payment of current or deferred interest on pari passu securities that is made pro rata to the amounts due on such pari passu securities (including the debentures), provided that such payments are made in accordance with the last paragraph under “— Alternative Payment Mechanism” to the extent it applies, (ii) any payments of deferred interest on pari passu securities that, if not made, would cause us to breach the terms of the instrument governing such pari passu securities and (iii) any payment of principal on pari passu securities having the same scheduled maturity date as the debentures, provided that such pari passu securities have a scheduled maturity date provision that is substantially similar to that applicable to the debentures and the payment of principal is made pro rata to all the pari passu securities having such a provision, including the debentures.
     Our ability to pay deferred interest is limited by the terms of the alternative payment mechanism, and is subject to market disruption events and other factors beyond our control.
     If we elect to defer interest payments, we will not be permitted to pay deferred interest on the debentures (and compounded interest thereon) during the deferral period, which may be one or more consecutive interest periods that do not exceed 10 years, from any source other than the net proceeds from the issuance of qualifying APM securities, as described under “Description of the Junior Subordinated Debentures — Alternative Payment Mechanism”. Our ability to issue certain qualifying APM securities is limited by a preferred stock issuance cap, which limits the net proceeds from the issuance of qualifying non-cumulative preferred stock and mandatorily convertible preferred stock that we may apply to the payment of deferred interest with respect to all deferral periods to 25% of the aggregate principal amount of the debentures issued in this offering. Our ability to issue certain qualifying APM securities is also limited by a common equity issuance cap, pursuant to which we will not be obligated to issue common stock (or, if we have amended the definition of “APM qualifying securities” to eliminate common stock as discussed under “Description of the Junior Subordinated Debentures”, qualifying warrants) prior to the fifth anniversary of the commencement of a deferral period if the number of shares of such common stock issued or issuable upon exercise of such qualifying warrants, together with the number of shares of common stock previously issued or issuable upon exercise of previously issued qualifying warrants during such deferral period, would exceed 2% of the total number of outstanding shares of our common stock as of the date of our most recent publicly available consolidated financial statements immediately prior to the date of such issuance. Additionally, we will not be permitted to sell shares of our common stock, qualifying warrants or mandatorily convertible preferred stock for purposes of paying deferred interest on the debentures to the extent that the number of shares of our common stock to be so issued (or which would be issuable upon exercise or conversion of any such qualifying warrants or mandatorily convertible preferred stock) would exceed            million shares of common stock, unless we increase this share cap amount as described below under “Description of the Junior Subordinated Debentures — Alternative Payment Mechanism”. If we have reached the share cap amount and the preferred stock issuance cap, we may continue to defer interest on the debentures, and such deferral will not constitute an event of default unless such deferral period exceeds 10 years.
     The occurrence of a market disruption event may prevent or delay a sale of qualifying APM securities pursuant to the alternative payment mechanism and, accordingly, the payment of deferred interest on the debentures. Market disruption events include events and circumstances both within and beyond our control, such as the failure to obtain approval of a regulatory body or governmental authority to issue qualifying APM securities or shareholder consent to increase the shares available for issuance in a sufficient amount, in each case notwithstanding our commercially reasonable efforts. Moreover, we may encounter difficulties in successfully marketing our qualifying APM securities, particularly during times that we are subject to the restrictions on dividends as a result of the deferral of interest. See “Description of the Junior Subordinated Debentures — Option to Defer Interest Payments”, “— Alternative Payment Mechanism” and “— Market Disruption Events”.

     The junior subordinated indenture limits our obligation to raise proceeds from the sale of common stock to pay deferred interest and generally does not obligate us to issue qualifying warrants.
     Once we reach the common equity insurance cap for a deferral period in connection with the payment of deferred interest prior to the fifth anniversary of the commencement of the deferral period, we will no longer be obligated to sell common stock to pay deferred interest relating to such deferral period prior to such fifth anniversary although we will continue to have the right to sell common stock at our election if we have reached the common equity issuance cap. In addition, the sale of qualifying warrants to raise proceeds to pay deferred interest is an option that we have, but we are not obligated to sell qualifying warrants and no party may require us to do so if we can comply with the alternative payment mechanism by issuing other qualifying APM securities. If we amend the definition of “qualifying APM securities” to eliminate common stock and have reached the preferred stock issuance cap, we may be obligated to issue qualifying warrants. See “Description of the Junior Subordinated Debentures — Alternative Payment Mechanism”.
     We have the ability under certain circumstances to narrow the definition of qualifying APM securities, which may make it more difficult for us to succeed in selling sufficient qualifying APM securities to fund the payment of deferred interest.
     We may, without the consent of the holders of the debentures, amend the definition of “qualifying APM securities” for the purposes of the alternative payment mechanism to eliminate common stock, qualifying warrants or mandatorily convertible preferred stock from the definition of that term if, after the issue date, an accounting standard or interpretative guidance of an existing accounting standard issued by an organization or regulator that has responsibility for establishing or interpreting accounting standards in the United States becomes effective such that there is more than an insubstantial risk that failure to eliminate common stock, qualifying warrants and/or mandatorily convertible preferred stock from the definition of that term would result in a reduction in our earnings per share as calculated in accordance with generally accepted accounting principals in the United States. The elimination of common stock, qualifying warrants or mandatorily convertible preferred stock from the definition of qualifying APM securities, together with continued application of the preferred stock cap, may make it more difficult for us to succeed in selling sufficient qualifying APM securities to fund the payment of deferred interest.
     Deferral of interest payments and other characteristics of the debentures could adversely affect the market price of the debentures.
     We currently do not intend to exercise our right to defer payments of interest on the debentures. However, if we exercise that right in the future, the market price of the debentures is likely to be affected. As a result of the existence of our deferral right, the market price of the debentures may be more volatile than the market prices of other securities that are not subject to optional deferrals. If we do defer interest on the debentures and you elect to sell debentures during the period of that deferral, you may not receive the same return on your investment as a holder that continues to hold its debentures until we pay the deferred interest at the end of the applicable deferral period.
     The debentures are unlike traditional subordinated debt securities not only with respect to the possible optional deferral of interest, but also in that holders have limited remedies and our obligation to repay the principal amount of the debentures prior to May 1, 2067 is subject to conditions. Investor demand for securities with the characteristics of the debentures may change as these characteristics are assessed by market participants, regulators, rating agencies and others. Accordingly, the debentures that you purchase, whether pursuant to the offer made by this prospectus supplement or in the secondary market, may trade at a significant discount to the price that you paid.
     If you waive our covenants to pay deferred interest only with proceeds from the sale of qualifying APM securities, our credit rating may be negatively affected.
     The junior subordinated indenture contains covenants that permit us to pay deferred interest only with net proceeds from the sale of qualifying APM securities, except in limited circumstances. These covenants may be amended, and compliance with these covenants may be waived, solely by the holders of a majority of the outstanding principal amount of debentures, and no holder of our senior debt will have the right to enforce these covenants. Although, in the short term, you may have an economic incentive to waive these covenants in order to receive deferred interest, if such covenants are waived and we pay deferred interest with funds received from any other source, our credit rating may be negatively affected. A negative effect on our credit rating may have an adverse effect on our business or financial condition, which in turn could have an adverse effect on our ability to pay future interest on the debentures.
     The junior subordinated indenture does not limit the amount of indebtedness we may issue that ranks senior to or pari passu with the debentures upon our liquidation or in right of payment as to principal, premium, if any, and interest.
     The debentures will be subordinate and junior in right of payment and upon our liquidation (whether in bankruptcy or otherwise) to all of our indebtedness that is not by its terms expressly made pari passu with or junior to the debentures in right of payment and upon liquidation, as well as to other obligations such as capital leases. All of our existing indebtedness is senior indebtedness. The terms of the junior debt indenture do not limit our ability to incur additional debt, including secured or unsecured debt and debt that is either senior to or pari passu with the debentures. As of March 31, 2007, our indebtedness for money borrowed ranking senior to the debentures in right of payment and upon liquidation, on a non-consolidated basis, totaled approximately $318.4 million in principal amount.
     The inability of our subsidiaries to pay dividends to us in sufficient amounts could negatively impact our ability to meet our obligations under the debentures.
     We are a holding company and our principal assets are the capital stock of our insurance subsidiaries. We rely primarily on dividends from our subsidiaries to meet our obligations to pay interest and principal on outstanding debt obligations, distributions on capital securities, dividends to shareholders and corporate expenses. The ability of our insurance subsidiaries to pay dividends to us in the future will depend on their statutory surplus, on their earnings and on regulatory restrictions.
     We and our insurance subsidiaries are subject to regulation by some states as an insurance holding company system. This regulation generally provides that transactions among companies within the holding company system must be fair and reasonable. Transfers of assets among affiliated companies, certain dividend payments from insurance subsidiaries and certain material transactions between companies within the system may require prior notice to, or prior approval by, state regulatory authorities. Our principal insurance subsidiaries are domiciled in Illinois and Missouri. The applicable insurance regulatory restrictions include specific limitations on the maximum amount of dividends available to be paid to us by our subsidiaries without prior approval of insurance regulatory authorities. The ability of our insurance subsidiaries to pay dividends to us also is restricted by regulations that set standards of solvency that must be met and maintained, the nature of and limitation on investments, the nature of and limitations on dividends to policyholders and shareholders, the nature and extent of required participation in insurance guaranty funds.
     The inability of our insurance subsidiaries to pay dividends to us in an amount sufficient to meet our debt service obligations and other cash requirements could negatively impact our ability to meet our obligations under the debentures. Based on the applicable dividend restrictions, the annual limit on the amount of dividends that our insurance subsidiaries could pay us for 2007 without regulatory approval is $83.7 million.
     The debentures will be effectively subordinated to the obligations of our subsidiaries.
     Our subsidiaries are separate and distinct legal entities. Except to the extent that we are a creditor with recognized claims against our subsidiaries, claims of the subsidiaries’ creditors, including policyholders, have priority with respect to the assets and earnings of the subsidiaries over the claims of our creditors. If any of our subsidiaries should become insolvent, liquidate or otherwise reorganize, our creditors, including holders of the debentures, and our shareholders will have no right to proceed against the assets of that subsidiary or to cause the liquidation, bankruptcy or winding-up of the subsidiary under applicable laws. The applicable insurance laws of the jurisdiction where each of our insurance subsidiaries is domiciled would govern any proceedings relating to that insurance subsidiary. The insurance authority of that jurisdiction would act as a liquidator or rehabilitator for the subsidiary. Both creditors and policyholders of the subsidiary would be entitled to payment in full from the subsidiary’s assets before we, as a shareholder, would be entitled to receive any distribution from the subsidiary which we might apply to make payments of principal and interest on the debentures.

     Accordingly, the payments on our debentures effectively will be subordinated to all existing and future liabilities of our subsidiaries. As of March 31, 2007, our subsidiaries had no direct borrowings. The other obligations of our subsidiaries (excluding intra-company debt) that would effectively rank senior to the debentures upon liquidation totaled approximately $4.3 billion as of March 31, 2007.
     Our right to repay, redeem, defease or purchase the debentures is limited by a replacement capital covenant that we are making in favor of certain of our debtholders.
     At or around the time of issuance of the debentures, we will enter into a replacement capital covenant pursuant to which we will covenant that neither we nor any of our subsidiaries will repay, redeem, defease or purchase all or any part of the debentures on or before May 15, 2047, unless during the applicable measurement period we or our subsidiaries have received sufficient net proceeds from the sale of common stock, qualifying warrants, mandatorily convertible preferred stock, debt exchangeable for common equity, debt exchangeable for preferred equity and certain other qualifying capital securities (as described under “Description of the Replacement Capital Covenant”). Although under the replacement capital covenant the principal amount of debentures that we may repay, redeem, defease or purchase may be based on the net cash proceeds from certain issuances of the securities listed in the preceding sentence (as described under “Description of the Replacement Capital Covenant”), we may modify the replacement capital covenant without your consent to the extent that such modification does not impose additional restrictions on the type or amount of qualifying capital securities that we may include for purposes of determining whether or to what extent repayment, redemption, defeasance or purchase of the debentures is permitted.
     There can be no assurance that the Internal Revenue Service or a court will agree with the characterization of the debentures as indebtedness for United States federal income tax purposes.
     The debentures are novel financial instruments, and there is no statutory, judicial or administrative authority that directly addresses the United States federal income tax treatment of securities similar to the debentures. Thus, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the characterization of the debentures as indebtedness for United States federal income tax purposes. If, contrary to the opinion of our special tax counsel, the debentures were recharacterized as our equity, payments on the debentures to non-United States holders would generally be subject to United States federal withholding tax at a rate of 30% (or such lower applicable income tax treaty rate). See “Certain United States Federal Income Tax Considerations”.
     We may redeem the debentures at any time, including if there is a challenge to their tax characterization or certain other events occur.
     We may redeem at our option all or any part of the debentures at any time. The redemption price for the debentures will be equal to their principal amount, if redeemed on or after May 15, 2017, and will be equal to the greater of (x) their principal amount and (y) a make-whole amount, if redeemed prior to May 15, 2017, in each case plus accrued and unpaid interest through the date of redemption. The make-whole amount, if applicable, will be lower in the case of redemption of all outstanding debentures in connection with the occurrence of certain changes relating to the tax treatment of the debentures or the rating agency equity credit accorded to the debentures. If the debentures were to be redeemed, the redemption would be a taxable event to you. See “Description of the Junior Subordinated Debentures — Redemption”.
     An IRS pronouncement or threatened challenge resulting in a tax event could occur at any time. Similarly, changes in rating agency methodology for assigning equity credit to the debentures could result in the debentures being redeemed earlier than would otherwise be the case. See “Description of the Junior Subordinated Debentures — Redemption” for a further description of those events.
You may have to include interest in your taxable income before you receive cash.
     If we do defer interest payments on the debentures, you will be required to accrue income, in the form of original issue discount, for United States federal income tax purposes during the period of the deferral in respect of your debentures, even if you normally report income when received and even though you may not receive the cash attributable to that income during the deferral period. You will also not receive the cash payment of any accrued and unpaid interest from us if you sell the debentures before the record date for any such payment, even if you held the debentures on the date that the payments would normally have been paid. You should consult with your own tax advisor regarding the tax consequences of an investment in the debentures. See “Certain United States Federal Income Tax Considerations”.
     Claims would be limited upon bankruptcy, insolvency or receivership.
     In certain events of our bankruptcy, insolvency or receivership prior to the redemption or repayment of any debentures, whether voluntary or not, a holder of debentures will have no claim for, and thus no right to receive, deferred and unpaid interest (including compounded interest thereon) that has not been settled through the application of the alternative payment mechanism to the extent the amount of such interest exceeds the sum of (x) interest that relates to the earliest two years of the portion of the deferral period for which interest has not been paid and (y) an amount equal to such holder’s pro rata share of the excess, if any, of the preferred stock issuance cap over the aggregate amount of net proceeds from the sale of qualifying non-cumulative preferred stock and unconverted mandatorily convertible preferred stock that we have applied to pay deferred interest pursuant to the alternative payment mechanism, provided that each holder of debentures is deemed to agree that to the extent the remaining claim exceeds the amount set forth in clause (x), the amount it receives in respect of such excess shall not exceed the amount it would have received had the claim for such excess ranked pari passu with the interests of the holders, if any, of qualifying non-cumulative preferred stock.
     As a holder of the debentures you will have limited rights of acceleration.
     An event of default under the junior subordinated indenture is limited to payment defaults, after giving effect to our deferral rights, and specific events of bankruptcy, insolvency and receivership relating to us. The junior subordinated indenture provides that the trustee must give holders notice of all defaults or events of default within 90 days after they become known to the trustee. However, except in the cases of a default in payment on the debentures or an event of default, the trustee will be protected in withholding the notice if its responsible officers determine that withholding of the notice is in the interest of such holders. There is no right of acceleration or similar remedy upon breaches by us of other covenants under the junior subordinated indenture, including our obligations under the alternative payment mechanism.
     The secondary market for the debentures may be illiquid.
     Although we intend to apply to list the debentures on the New York Stock Exchange, we can give you no assurance as to the liquidity of any market that may develop for the debentures.
     If a trading market does develop, changes in our credit ratings or the debt markets could adversely affect the market price of the debentures.
     The trading price for the debentures will depend on many factors, including:
•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	our financial condition, financial performance and future prospects;

•	our election to defer payment on the debentures as discussed above under “— Deferral of interest payments and other characteristics of the debentures could adversely affect the market price of the debentures”; and

•	the overall condition of the financial markets.
     The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the debentures.
     In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the insurance industry as a whole and may change their credit rating for us based on their overall view of our industry. A negative change in our rating could have an adverse effect on the price of the debentures.

USE OF PROCEEDS
     We expect to receive net proceeds from this offering, after deducting underwriting discounts and commissions and other offering expenses payable by us, of approximately $        (approximately $         if the underwriters exercise their over-allotment option in full). We currently intend to use the net proceeds from this offering to pay down borrowings under our revolving credit facility and for other general corporate purposes. Certain underwriters and their respective affiliates are being repaid under the revolving credit facility from the proceeds of this offering.

RATIO OF EARNINGS TO FIXED CHARGES
     The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

	Quarter Ended
	March 31,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
Ratio of earnings to fixed charges	8.43x	7.58x	7.66x	8.62x	8.89x	7.75x	6.77x
     For the purpose of computing the above ratios of earnings to fixed charges, earnings consist of income from continuing operations before income taxes excluding income or loss from equity investees, plus fixed charges. Fixed charges consist of interest expense and such portion of rental expense as is estimated to be representative of the interest factors in the leases, all on a pre-tax basis.
     Because we had no preferred stock outstanding during any of the periods presented, the ratio of earnings to combined fixed charges and preferred stock dividends is identical to the ratio of earnings to fixed charges for each of the periods presented and is not disclosed separately.

CAPITALIZATION
The following table sets forth our consolidated capitalization at March 31, 2007:
•	on an actual basis; and

•	as adjusted to give effect to our receipt and application of the net proceeds we expect to receive from the sale of the debentures in this offering.
The table does not reflect debentures that may be sold to the underwriters pursuant to the exercise of the underwriters’ over-allotment option.

	As of March 31, 2007
	(in millions)
	Actual	As Adjusted
Corporate debt	$298	$	•
Junior subordinated deferrable interest debentures	20		20
Sale of the debentures in this offering	—		•

Total debt	318		•
Shareholders’ equity	1,142		1,142

Total capitalization	$1,460	$	•

DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES
     The following is a description of the material terms of the junior subordinated debentures (the “debentures”) and the junior subordinated indenture. It does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the debentures and the junior subordinated indenture referred to below, copies of which are available upon request from us. References to “we”, “us” and “our” in the following description refer only to Delphi Financial Group, Inc. and not any of its subsidiaries.
     The debentures will be issued pursuant to the junior subordinated indenture, to be dated as of May  , 2007, between us and U.S. Bank National Association as trustee. We refer to the junior subordinated indenture, as amended and supplemented by a first supplemental indenture, to be dated as of May  , 2007, as the “junior subordinated indenture”, and to U.S. Bank National Association or its successor, as trustee, as the “trustee”. You should read the junior subordinated indenture for provisions that may be important to you.
     When we use the term “holder” in this prospectus supplement with respect to registered debentures, we mean the person in whose name such debenture is registered in the security register. We expect that the debentures will be held in book-entry form only, as described below under “—Book-Entry System”, and will be held in the name of DTC or its nominee.
     The junior subordinated indenture does not limit the amount of debt that we or our subsidiaries may incur under the junior subordinated indenture or under other indentures to which we are or become a party or otherwise. The debentures are not convertible into or exchangeable for our common stock or authorized preferred stock or any other securities.
General
     We will initially issue $        million aggregate principal amount of debentures ($      if the underwriters exercise their over-allotment option in full). We may, without the consent of holders of the debentures, increase the principal amount of the debentures by issuing additional debentures in the future on the same terms and conditions as the debentures being offered hereby in all respects, except for any difference in the issue date, issue price and interest accrued prior to the issue date of the additional debentures, and with the same CUSIP number as the debentures offered hereby, so long as such additional debentures are fungible for U.S. federal income tax purposes with the debentures offered hereby. The debentures offered hereby and any additional debentures would rank equally and ratably in right of payment and would be treated as a single series of junior subordinated debt securities for all purposes under the junior subordinated indenture.
     The debentures will be subordinate and junior in right of payment upon our liquidation (whether in bankruptcy or otherwise) to all of our indebtedness for money borrowed that is not by its terms expressly made pari passu with or junior to the debentures in right of payment upon liquidation, but will be pari passu with other pari passu securities, as defined below under “—Dividend and Other Payment Stoppages During Interest Deferral and Under Certain Other Circumstances”.
Interest Rate and Interest Payment Dates
   Fixed Rate Period
     From May 15, 2007 to but excluding May 15, 2017, or any earlier redemption date, the debentures will bear interest at the annual rate of      % and we will pay interest quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning on August 15, 2007 and ending on May 15, 2017, subject to our rights and obligations under “— Option to Defer Interest Payments” and “— Alternative Payment Mechanism” below. We refer to these dates as “interest payment dates” and we refer to the period beginning on and including May 15, 2007 and ending on but excluding the first interest payment date and each successive period beginning on and including an interest payment date and ending on but excluding the next interest payment date until but excluding May 15, 2017 as a “fixed rate interest period”. Interest payments will be made to the persons or entities in whose names the debentures are registered at the close of business on February 1, May 1, August 1 or November 1, as the case may be, next preceding the relevant interest payment date. The amount of interest payable for any fixed rate interest period will be computed on the basis of a 360-day year consisting of twelve 30-day months. In the event that any interest payment date on or before May 15, 2017 would otherwise fall on a day that is not a business day, the interest payment due on that date will be made on the next day that is a business day, and no interest will accrue as a result of that postponement.
   Floating Rate Period
     The debentures will bear interest at an annual rate equal to three-month LIBOR, as defined below, plus      %, accruing from and including May 15, 2017, computed on the basis of a 360-day year and the actual number of days elapsed in the relevant floating rate interest period. We will pay interest on the debentures quarterly in arrears on February 15, May 15, August 15 and November 15, beginning on August 15, 2017, to the persons or entities in whose names the debentures are registered at the close of business on the February 1, May 1, August 1 and November 1, as the case may be, next preceding the relevant interest payment date, subject to our rights and obligations under “—Option to Defer Interest Payments” and “—Alternative Payment Mechanism” below. References in this prospectus supplement to “interest payment dates” after May 15, 2017 are to these dates. We refer to the period beginning on and including May 15, 2017 and ending on but excluding the next interest payment date and each successive period beginning on and including an interest payment date and ending on but excluding the next interest payment as a “floating rate interest period” and we refer collectively to each fixed rate interest period and floating rate period as an “interest period”. In the event that any interest payment date occurring after May 15, 2017 would otherwise fall on a day that is not a business day, the interest payment due on that date will be postponed to the next day that is a business day, except that if such business day is in the next succeeding calendar month, then such interest payment date will be the immediately preceding business day. Interest will accrue to but excluding the date that interest is actually paid.
     For the purposes of calculating interest due on the debentures during any floating rate interest period:
•	“Three-month LIBOR” means, with respect to any floating rate interest period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that floating rate interest period that appears on Reuters Page LIBOR01 as of 11:00 a.m., London time, on the LIBOR determination date (as defined below) for that floating rate interest period. If such rate does not appear on Reuters Page LIBOR01, three-month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period commencing on the first day of that floating rate interest period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the calculation agent (as defined below) after consultation with us, at approximately 11:00 a.m., London time, on the LIBOR determination date for that floating rate interest period. The calculation agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two such quotations are provided, three-month LIBOR with respect to that floating rate interest period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, three-month LIBOR with respect to that floating rate interest period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the calculation agent after consultation with us, at approximately 11:00 a.m., New York City time, on the first day of that floating rate interest period for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of that floating rate interest period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the calculation agent to provide quotations are quoting as described above, three-month LIBOR for that floating rate interest period will be the same as three-month LIBOR as determined for the previous floating rate interest period or, in the case of the interest period beginning on May 15, 2017, %. The establishment of three-month LIBOR for each floating rate interest period by the calculation agent will (in the absence of manifest error) be final and binding.

•	“Calculation agent” means U.S. Bank National Association, or any other successor appointed by us, acting as calculation agent.

•	“LIBOR determination date” means the second London banking day (as defined below) immediately preceding the first day of the relevant floating rate interest period.

•	“London banking day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London.

•	“Reuters Page LIBOR01” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace that page on that service, or such other service as may be nominated as the information vendor, for the purpose of displaying rates or prices comparable to the London Interbank Offered rate for U.S. dollar deposits).
   General
     “Business day” means any day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or (iii) on or after May 15, 2017, a day that is not a London banking day.
     Accrued interest that is not paid on the applicable interest payment date will bear additional interest, to the extent permitted by law, at the interest rate in effect from time to time, from the relevant interest payment date, compounded on each subsequent interest payment date. When we use the term “interest” in this prospectus supplement, we are referring not only to regularly scheduled interest payments but also to interest on interest payments not paid on the applicable interest payment date.
Option to Defer Interest Payments
     We may elect at one or more times to defer payment of interest on the debentures for one or more consecutive interest periods that do not exceed 10 years. We may defer payment of interest prior to, on or after the scheduled maturity date, subject to our obligations described under “—Alternative Payment Mechanism” and “—Repayment of Principal” below. We may not defer interest beyond the final maturity date, as defined under “—Repayment of Principal” below, or the earlier repayment or redemption in full of the debentures.
     Deferred interest on the debentures will bear interest at the then applicable interest rate, compounded on each interest payment date, subject to applicable law. As used in this prospectus supplement, a “deferral period” refers to the period beginning on an interest payment date with respect to which we elect to defer interest and ending on the earlier of (i) the tenth anniversary of that interest payment date and (ii) the next interest payment date on which we have paid all deferred and unpaid amounts (including compounded interest on such deferred amounts) and all other accrued interest on the debentures.
     We will agree in the junior subordinated indenture that, subject to the occurrence and continuation of a market disruption event (as defined below under “—Market Disruption Event”):
•	commencing on the first interest payment date during a deferral period on which we elect to pay current interest or, if earlier, the fifth anniversary of the beginning of the deferral period, we will be required to sell APM qualifying securities (as defined below under “—Alternative Payment Mechanism”) pursuant to the alternative payment mechanism (as described below under “—Alternative Payment Mechanism”) and apply the eligible proceeds (as defined below under “—Alternative Payment Mechanism”) to the payment of any deferred interest (including compounded interest thereon) on the next interest payment date, and this requirement will continue in effect until the end of such deferral period; and

•	we will not pay any deferred interest on the debentures (including compounded interest thereon) from any source other than eligible proceeds prior to the final maturity date or any earlier time that the principal amount has been accelerated and such acceleration has not been rescinded other than in the case of a business combination to the extent described in the second succeeding paragraph below.
     Although our failure to comply with the foregoing with respect to the alternative payment mechanism and payment of interest during a deferral period will be a breach of the junior subordinated indenture, it will not constitute an event of default under the junior subordinated indenture or give rise to a right of acceleration or similar remedy under the terms thereof.
     If we are involved in a business combination where immediately after its consummation more than 50% of the voting stock of the surviving entity of the business combination or the person to whom all or substantially all of our property or assets are conveyed, transferred or leased in such business combination is owned, directly or indirectly, by the shareholders of the other party to the business combination, then our obligation described in the second bullet point above will not apply to any payment of interest for the deferral period that is terminated on the next interest payment date following the date of consummation of the business combination.
     If we have paid all deferred interest (including compounded interest thereon) on the debentures, we can again defer interest payments on the debentures as described above.
     We will give the holders of the debentures and the trustee written notice of our election to commence or continue a deferral period at least one and not more than sixty business days before the next interest payment dates; provided that any such notice will be provided no later than the record date for such interest payment date.
     We have no present intention of exercising our right to defer payments of interest.
Dividend and Other Payment Stoppages During Interest Deferral and Under Certain Other Circumstances
     We will agree that, so long as any debentures remain outstanding, if we have given notice of our election to defer interest payments on the debentures but the related deferral period has not yet commenced or a deferral period is continuing, then we will not, nor will we permit our subsidiaries to:
•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of our capital stock;

•	make any payment of principal of, or interest or premium, if any, on, or repay, purchase or redeem any of our debt securities that rank upon our liquidation on a parity with or junior to the debentures; or

•	make any guarantee payments regarding any guarantee issued by us of securities of any of our subsidiaries if the guarantee ranks upon our liquidation on a parity with or junior to the debentures.
     The restrictions listed above do not apply to:
•	any purchase, redemption or other acquisition of shares of our capital stock in connection with:
•	any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants or independent contractors;

•	the satisfaction of our obligations pursuant to any contract entered into in the ordinary course of business prior to the beginning of the applicable deferral period;

•	a dividend reinvestment or shareholder purchase plan; or

•	the issuance of our capital stock, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction the definitive agreement for which is entered into prior to the applicable deferral period;
•	any exchange, redemption or conversion of any class or series of our capital stock, or the capital stock of one of our subsidiaries, for any other class or series of our capital stock, or of any class or series of our indebtedness for any class or series of our capital stock;

•	any purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged;

•	any declaration of a dividend in connection with any shareholder rights plan, or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption or purchase of rights pursuant thereto;

•	any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock;

•	(i) any payment of current or deferred interest on debt securities that rank in right of payment upon our liquidation on a parity with the debentures (including the debentures, “pari passu securities”) that is made pro rata to the amounts due on such pari passu securities (including the debentures), provided that such payments are made in accordance with the last paragraph under “—Alternative Payment Mechanism” below to the extent it applies, and (ii) any payment of deferred interest on pari passu securities that, if not made, would cause us to breach the terms of the instrument governing such pari passu securities; or

•	any payment of principal in respect of pari passu securities having the same scheduled maturity date as the debentures, as required under a provision of such pari passu securities that is substantially the same as the provision described below under “—Repayment of Principal”, and that is made on a pro rata basis among one or more series of pari passu securities having such a provision and the debentures.
     In addition, if any deferral period lasts longer than one year, we may not redeem or purchase any of our securities that on our bankruptcy or liquidation rank pari passu with or junior to any of our APM qualifying securities the proceeds from the sale of which were used to settle deferred interest during the relevant deferral period until the first anniversary of the date on which all deferred interest has been paid.
     If we are involved in a business combination where immediately after its consummation more than 50% of the voting stock of the surviving entity of the business combination or the person to whom all or substantially all of our property or assets are conveyed, transferred or leased in such business combination is owned, directly or indirectly, by the shareholders of the other party to the business combination, then the immediately preceding paragraph will not apply during the deferral period that is terminated on the next interest payment date following the date of consummation of the business combination.
Alternative Payment Mechanism
     Subject to the conditions described in “—Option to Defer Interest Payments” above and to the exclusions described in this section and in “—Market Disruption Events” below, if we defer interest on the debentures, we will be required, commencing on the earlier of (i) the first interest payment date on which we pay current interest on the debentures (which we may do from any source of funds) or (ii) the fifth anniversary of the commencement of the deferral period to issue APM qualifying securities until we have raised an amount of eligible proceeds at least equal to the aggregate amount of accrued and unpaid deferred interest (including compounded interest thereon) on the debentures. We refer to this period as the “APM period” and to this method of funding the payment of accrued and unpaid interest as the “alternative payment mechanism”.
     We have agreed to apply eligible proceeds raised during any deferral period pursuant to the alternative payment mechanism to pay deferred interest (including compounded interest thereon) on the debentures.
     Notwithstanding (and as a qualification to) the foregoing, under the alternative payment mechanism:
•	we are not required to pay interest on the debentures (and therefore we are not required to issue APM qualifying securities to raise proceeds to pay such interest) at a time when the payment of such interest would violate the terms of any securities issued by us or one of our subsidiaries senior to the debentures in right of payment upon our liquidation or winding up;

•	we are not required to issue common stock (or, if we have amended the definition of “APM qualifying securities” to eliminate common stock, as discussed below, qualifying warrants) prior to the fifth anniversary of the commencement of a deferral period if the number of shares issued (or issuable upon the exercise of such qualifying warrants), plus the number of shares of common stock previously issued or issuable upon the exercise of previously issued qualifying warrants during such deferral period would exceed an amount equal to 2% of the total number of issued and outstanding shares of our common stock as reported in our most recent publicly available consolidated financial statements immediately prior to the date of such issuance (the “common equity issuance cap”);

•	we are not permitted to issue qualifying non-cumulative preferred stock or mandatorily convertible preferred stock to the extent that the net proceeds of any issuance of qualifying non-cumulative preferred stock and mandatorily convertible preferred stock applied to pay interest on the debentures pursuant to the alternative payment mechanism, together with the net proceeds of all prior issuances of qualifying non-cumulative preferred stock and any still-outstanding mandatorily convertible preferred stock applied during the current and all prior deferral periods to pay interest on the debentures pursuant to the alternative payment mechanism, would exceed 25% of the aggregate principal amount of the debentures (the “preferred stock issuance cap”); and
•	so long as the definition of “APM qualifying securities” has not been amended to eliminate common stock, as discussed below:
•	the sale of qualifying warrants to pay deferred interest is an option that may be exercised at our sole discretion, subject to the common equity issuance cap and the share cap amount (as defined below), and we will not be obligated to sell qualifying warrants or to apply the proceeds of any such sale to pay deferred interest on the debentures, and

•	no class of investors of our securities, or any other party, may require us to issue qualifying warrants.
     Once we reach the common equity issuance cap for a deferral period, we will not be obligated to issue more common stock or, if the definition of “APM qualifying securities” has been amended to eliminate common stock, more qualifying warrants as described above, pursuant to the alternative payment mechanism prior to the fifth anniversary of the commencement of a deferral period even if the number of outstanding shares of our common stock subsequently increases. The common equity issuance cap will cease to apply with respect to a deferral period following the fifth anniversary of the commencement of that deferral period, at which point we must pay any deferred interest, regardless of the time at which it was deferred, using the alternative payment mechanism, subject to any market disruption event and the share cap amount.
     “Eligible proceeds” means, for each relevant interest payment date, the net proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance or sale) we have received during the 180-day period prior to that interest payment date from the issuance or sale of APM qualifying securities (excluding sales of common stock and qualifying warrants in excess of the share cap amount and sales of qualifying non-cumulative preferred stock and mandatorily convertible preferred stock in excess of the preferred stock issuance cap) to persons that are not our subsidiaries.
     Notwithstanding the common equity issuance cap and the preferred stock issuance cap described above, for purposes of paying deferred interest, we are not permitted, subject to the provisions of the next paragraph, to sell shares of our common stock, qualifying warrants or mandatorily convertible preferred stock if the common stock to be issued (or which would be issuable upon exercise or conversion thereof) would be in excess of        million shares of our common stock (the “share cap amount”). If the issued and outstanding shares of our common stock are changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or other similar transaction, the share cap amount will be correspondingly adjusted. The share cap amount limitation will apply so long as the debentures remain outstanding. If we issue additional debentures, the share cap amount will be increased accordingly. Moreover, if we amend the definition of “APM qualifying securities” to eliminate common stock, then the number of shares constituting the share cap amount will be increased by     %.
     If the share cap amount has been reached and it is not sufficient to allow us to raise sufficient proceeds to pay deferred interest in full, we will agree to use commercially reasonable efforts to increase the share cap amount (i) only to the extent that we can do so and simultaneously satisfy our future fixed or contingent obligations under other securities and derivative instruments that provide for settlement or payment in shares of our common stock or (ii) if we cannot increase the share cap amount as contemplated in the preceding clause, by requesting our board of directors to adopt a resolution for shareholder vote at the next occurring annual shareholders meeting to increase the number of shares of our authorized common stock for purposes of satisfying our obligations to pay deferred interest.
     “Common stock” means our common stock (including treasury shares of common stock), common stock issued pursuant to any dividend reinvestment plan or our employee benefit plans, a security of ours, ranking upon our liquidation, dissolution or winding up junior to our qualifying non-cumulative preferred stock and pari passu with our common stock, that tracks the performance of, or relates to the results of, a business, unit or division of us, and any securities issued in exchange therefor in connection with a merger, consolidation, binding share exchange, business combination, recapitalization or other similar event.
     “Mandatorily convertible preferred stock” means preferred stock with (a) no prepayment obligation of the liquidation preference on our part, whether at the election of the holders or otherwise, and (b) a requirement that the preferred stock converts into our common stock within three years from the date of its issuance at a conversion ratio within a range established at the time of issuance of such preferred stock.
     “APM qualifying securities” means our common stock, qualifying non-cumulative preferred stock, qualifying warrants and mandatorily convertible preferred stock, provided that we may, without the consent of the holders of the debentures, amend the definition of “APM qualifying securities” to eliminate common stock or qualifying warrants (but not both) and/or mandatorily convertible preferred stock from the definition if, after the issue date, an accounting standard or interpretive guidance of an existing accounting standard issued by an organization or regulator that has responsibility for establishing or interpreting accounting standards in the United States becomes effective such that there is more than an insubstantial risk that failure to eliminate common stock, qualifying warrants and/or mandatorily convertible preferred stock from the definition would result in a reduction in our earnings per share as calculated in accordance with generally accepted accounting principles in the United States. We will notify the holders of the debentures, in the manner contemplated in the junior subordinated indenture, of any such change.
     “Qualifying non-cumulative preferred stock” means our non-cumulative preferred stock that ranks pari passu with or junior to all of our other preferred stock, is perpetual and is subject to (a) a “qualifying replacement capital covenant”, as such term is defined below under “Description of Replacement Capital Covenant”, or (b) both (i) mandatory suspension of dividends in the event we breach certain financial metrics specified in the offering documents relating to such preferred stock, and (ii) ”intent-based replacement disclosure”, as such term is defined under “Description of the Replacement Capital Covenant”. Additionally, in both clauses (a) and (b) the transaction documents will provide for no remedies as a consequence of non-payment of distributions other than “permitted remedies”, as such term is defined under “Description of the Replacement Capital Covenant”.
     “Qualifying warrants” means any net share-settled warrants to purchase our common stock (1) which have an exercise price greater than the “current stock market price” (as defined below) of our common stock, and (2) which we are not entitled to redeem for cash and the holders of which are not entitled to require us to purchase for cash in any circumstances. If we sell qualifying warrants to pay deferred interest pursuant to the alternative payment mechanism, we will be required to use commercially reasonable efforts, subject to the common equity issuance cap, to set the terms of the qualifying warrants so as to raise sufficient proceeds from their issuance to pay all deferred interest on the debentures in accordance with the alternative payment mechanism. We intend that any qualifying warrants issued in accordance with the alternative payment mechanism will have exercise prices at least 10% above the current stock market price of our common stock on the date of issuance.
     “Current stock market price” of our common stock on any date will be the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the New York Stock Exchange or, if our common stock is not then listed on the New York Stock Exchange, as reported by the principal U.S. securities exchange on which our common stock is traded or quoted. If our common stock is not listed on any U.S. securities exchange on the relevant date, the “current stock market price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock is not so quoted, the “current stock market price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.
     Although our failure to comply with our obligations with respect to the alternative payment mechanism will breach the junior subordinated indenture, it will not constitute an event of default thereunder or give rise to a right of acceleration or similar remedy under the terms thereof. The remedies of holders of the debentures will be limited in such circumstances as described under “Risk Factors—Risks Relating to the Debentures—Holders of the debentures will have only limited rights of acceleration” above.

     If, due to a market disruption event or otherwise, we were able to raise some, but not all, eligible proceeds necessary to pay all deferred interest (including compounded interest thereon) on any interest payment date, we will apply any available eligible proceeds to pay accrued and unpaid interest on the applicable interest payment date in chronological order based on the date each payment was first deferred, subject to the common equity issuance cap, the preferred stock issuance cap and the share cap amount, and you will be entitled to receive your pro rata share of any amounts received on the debentures. If we have outstanding pari passu securities under which we are obligated to sell securities that are APM qualifying securities and apply the net proceeds to the payment of deferred interest or distributions, then on any date and for any period the amount of net proceeds received by us from those sales and available for payment of the deferred interest and distributions will be applied to the debentures and those other pari passu securities on a pro rata basis up to the common equity issuance cap or the preferred stock issuance cap and the share cap amount (or comparable provisions in the instruments governing those pari passu securities) in proportion to the total amounts that are due on the debentures and such securities. Subject to the circumstances under which we will be permitted to make payments on other of our pari passu securities during a referral period for the debentures, the debentures permit, and, if issued, future series of the debentures will permit, pro rata payments to be made on any other pari passu security so long as we deposit with our paying agent or segregate and hold in trust for payment the pro rata proceeds applicable to such pari passu security that we have not paid.
Market Disruption Events
     A “market disruption event” means the occurrence or existence of any of the following events or sets of circumstances:
•	trading in securities generally, or shares of our securities specifically, on the New York Stock Exchange or any other national securities exchange, or in the over-the-counter market on which our APM qualifying securities or qualifying capital securities (as defined below under “Description of the Replacement Capital Covenant”), as the case may be, are then listed or traded shall have been suspended or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or market by the SEC, the relevant exchange or by any other regulatory body or governmental agency having jurisdiction such that trading shall have been materially disrupted or there is a material adverse effect on trading in and the issuance and sale of our APM qualifying securities;

•	we would be required to obtain the consent or approval of our shareholders or a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue or sell APM qualifying securities pursuant to the alternative payment mechanism or to issue qualifying capital securities pursuant to our repayment obligations described under “—Repayment of Principal” below, as the case may be, and that consent or approval has not yet been obtained notwithstanding our commercially reasonable efforts to obtain that consent or approval;

•	a banking moratorium shall have been declared by the federal or state authorities of the United States such that market trading in the APM qualifying securities or the qualifying capital securities, as applicable, has been materially disrupted or ceased;

•	a material disruption shall have occurred in commercial banking or securities settlement or clearance services in the United States such that market trading in the APM qualifying securities or the qualifying capital securities, as applicable, has been materially disrupted or ceased;

•	the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States, there shall have been a declaration of a national emergency or war by the United States or there shall have occurred any other national or international calamity or crisis such that market trading in the APM qualifying securities or the qualifying capital securities, as applicable, has been materially disrupted or ceased;

•	there shall have occurred such a material adverse change in general domestic or international economic, political or financial conditions, including without limitation as a result of terrorist activities, or the effect of international conditions on the financial markets in the United States shall be such that trading in the APM qualifying securities or qualifying capital securities, as applicable, has been materially disrupted;

•	an event occurs and is continuing as a result of which the offering document for the offer and sale of APM qualifying securities or qualifying capital securities, as the case may be, would, in our reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated in that offering document or necessary to make the statements in that offering document not misleading and either (a) the disclosure of that event at such time, in our reasonable judgment, is not otherwise required by law and would have a material adverse effect on our business or (b) the disclosure relates to a previously undisclosed proposed or pending material business transaction, provided that no single suspension period described in this bullet shall exceed 90 consecutive days and multiple suspension periods described in this bullet shall not exceed an aggregate of 180 days in any 360-day period; or

•	we reasonably believe that the offering document for the offer and the sale of APM qualifying securities or qualifying capital securities, as the case may be, would not be in compliance with a rule or regulation of the SEC (for reasons other than those described in the immediately preceding bullet) and we determine that we are unable to comply with such rule or regulation or such compliance is unduly burdensome, provided that no single suspension period described in this bullet shall exceed 90 consecutive days and multiple suspension periods described in this bullet shall not exceed an aggregate of 180 days in any 360-day period.
     We will be excused from our obligations under the alternative payment mechanism (i.e., our obligation to issue APM qualifying securities) in respect of any interest payment date if we provide written certification to the trustee (which the trustee will promptly forward upon receipt to each holder of record of debentures) no more than 15 and no less than 10 business days in advance of that interest payment date certifying that:
•	a market disruption event was existing after the immediately preceding interest payment date; and

•	either (a) the market disruption event continued for the entire period from the business day immediately following the preceding interest payment date to the business day immediately preceding the date on which that certification is provided, or (b) the market disruption event continued for only part of this period, but we were unable after commercially reasonable efforts to raise sufficient eligible proceeds during the rest of that period to pay all accrued and unpaid interest.
     We will not be excused from our obligations under the alternative payment mechanism if we determine not to pursue or complete the sale of APM qualifying securities solely due to pricing, coupon, dividend rate or dilution considerations.
Scheduled Maturity Date
     We must repay the principal amount of the debentures, together with accrued and unpaid interest, on May 15, 2037, or if that date is not a business day, the following business day (the “scheduled maturity date”), subject to the limitations described under “—Repayment of Principal”.
Repayment of Principal
     Our obligation under the indenture to repay the debentures on the scheduled maturity date is limited. We are required to repay the debentures on the scheduled maturity date only to the extent that we have raised sufficient net proceeds from the issuance of qualifying capital securities, as described under “Description of the Replacement Capital Covenant” below, within a 180-day period ending on a notice date not more than 15 and not less than 10 business days prior to the scheduled maturity date. The “notice date” is a date on which we are obligated to inform the trustee whether we will repay the debentures. If we have not raised sufficient proceeds to permit repayment of all principal and accrued and unpaid interest on the debentures on the scheduled maturity date, the unpaid amount will remain outstanding until we have raised sufficient proceeds to permit repayment in full in accordance with this obligation or we redeem the debentures or the debentures are accelerated following an event of default prior to the final maturity date.
     We will agree in the junior subordinated indenture to use our commercially reasonable efforts (except as described below) to raise sufficient net proceeds from the issuance of qualifying capital securities in a 180-day period ending on a notice date not more than 15 and not less than 10 business days prior to the scheduled maturity date to permit repayment of the debentures in full on this date in accordance with the above requirement. We will further agree in the junior subordinated indenture that if we are unable for any reason to raise sufficient proceeds to permit payment in full on the scheduled maturity date, we will use our commercially reasonable efforts (except as described below) to raise sufficient proceeds to permit repayment on the next quarterly interest payment date, and on each quarterly interest payment date thereafter until the debentures are paid in full. Except under those circumstances, our failure to use our commercially reasonable efforts to raise these proceeds would be a breach of covenant under the junior subordinated indenture. However, in no event will such failure be an event of default thereunder.
     Although under the replacement capital covenant the principal amount of debentures that we may redeem or repay at any time prior to May 15, 2047 may be based on the net cash proceeds from certain issuances during the applicable measurement period of common stock, qualifying warrants, mandatorily convertible preferred stock, debt exchangeable for common equity and debt exchangeable for preferred equity in addition to certain qualifying capital securities (as described under “Description of the Replacement Capital Covenant”), we have no obligation under the junior subordinated indenture to use commercially reasonable efforts to issue any securities other than qualifying capital securities or to use the proceeds of the issuance of any other securities to repay the debentures on the scheduled maturity date or at any time thereafter.
     We generally may amend or supplement the replacement capital covenant without the consent of the holders of the debentures. We will agree in the junior subordinated indenture that we will not amend the replacement capital covenant to impose additional restrictions on the type or amount of qualifying capital securities that we may include for purposes of determining whether or to what extent repayment, redemption or purchase of the debentures is permitted, except with the consent of holders of a majority in principal amount of the debentures.
     If any amount of debentures remains outstanding after the scheduled maturity date, the principal amount of the outstanding debentures will continue to bear interest at the floating rate of interest described above under “—Interest Rate and Interest Payment Dates” until paid.
     “Commercially reasonable efforts” to sell our qualifying capital securities means commercially reasonable efforts to complete the offer and sale of our qualifying capital securities to third parties that are not subsidiaries of ours in public offerings or private placements. We will not be considered to have made commercially reasonable efforts to effect a sale of qualifying capital securities if we determine to not pursue or complete such sale solely due to pricing, coupon, dividend rate or dilution considerations.
     We will be excused from our obligation under the junior subordinated indenture to use commercially reasonable efforts to sell qualifying capital securities to permit repayment of the debentures in accordance with the above obligation if we provide written certification to the trustee (which certification will be forwarded to each holder of record of the debentures) no more than 15 and no less than 10 business days in advance of the required repayment date certifying that:
•	a market disruption event was existing during the 180-day period preceding the date of the certificate or, in the case of any required repayment date following the scheduled maturity date, the 90-day period preceding the date of the certificate; and

•	either (a) the market disruption event continued for the entire 180-day period or 90-day period, as the case may be, or (b) the market disruption event continued for only part of the period, but we were unable after using commercially reasonable efforts to raise sufficient net proceeds during the rest of that period to permit repayment of the debentures in full.
     Net proceeds that we are permitted to apply to the repayment of the debentures on and after the scheduled maturity date will be applied, first, to pay deferred interest (including compounded interest thereon) to the extent of eligible proceeds under the alternative payment mechanism, second, to pay current interest that we are not paying from other sources and, third, to repay the principal of the debentures; provided that if we are obligated to sell qualifying capital securities and make payments on any outstanding pari passu securities in addition to the debentures in respect thereof, then on any date and for any period such payments will be made on the debentures and those other pari passu securities having the same scheduled maturity date as the debentures pro rata in accordance with their respective outstanding principal amounts and no such payment shall be made on any other pari passu securities having a later scheduled maturity date until the principal of and all accrued and unpaid interest on the debentures has been paid in full. If we raise less than $5 million of net proceeds from the sale of qualifying capital securities during the relevant 180- or 90-day period, we will not be required to repay any debentures on the scheduled maturity date or the next interest payment date, as applicable. On the next interest payment date as of which we have raised at least $5 million of net proceeds during the 90-day period preceding the applicable notice date, we will be required to repay a principal amount of the debentures equal to the entire net proceeds from the sale of qualifying capital securities during such 90-day period.
     Any principal amount of the debentures, together with accrued and unpaid interest, will be due and payable on the final maturity date of the debentures, regardless of the amount of qualifying capital securities we have issued and sold by that time. The final maturity date will be May 1, 2067 or, if that date is not a business day, the following business day.
Redemption
     The debentures:
•	are repayable on the scheduled maturity date or thereafter as described under “—Repayment of Principal” above;

•	are redeemable, in whole or in part, at our option at any time at the applicable redemption price set forth below;

•	are redeemable in whole, but not in part, after the occurrence of a “tax event” or a “rating agency event,” as described below; and

•	are not subject to any sinking fund or similar provisions.
     Any redemption of the debentures prior to May 15, 2047 will be subject to the restrictions described under “Description of the Replacement Capital Covenant” below. On and after May 15, 2047, we may redeem the debentures using cash from any source.
     In the case of any redemption, the redemption price will be equal to (1) in the case of any redemption on or after May 15, 2017, 100% of the principal amount of the debentures being redeemed or (2) in the case of any redemption prior to May 15, 2017, the greater of (i) 100% of the principal amount of the debentures being redeemed and (ii) the present value of a principal payment on May 15, 2017 and scheduled payments of interest that would have accrued from the redemption date to May 15, 2017 on the debentures being redeemed, discounted to the redemption date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the treasury rate (as defined below) plus the applicable spread (as defined below), in each case plus accrued and unpaid interest to the redemption date. If in the case of a redemption in part and not in whole, we may not effect such redemption unless at least $25 million aggregate principal amount of the debentures, excluding any debentures held by us or any of our affiliates, remains outstanding after giving effect to such redemption.
     “Tax event” means the receipt by us of an opinion of counsel experienced in such matters to the effect that, as a result of any:
•	amendment to or change (including any officially announced proposed change) in the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States that is effective on or after the date of issuance of the debentures;

•	proposed change in those laws or regulations that is announced after the initial issuance of the debentures;

•	official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced on or after the date of issuance of the debentures; or

•	threatened challenge asserted in connection with an audit of us or our subsidiaries, or a threatened challenge asserted in writing against any tax payer that has raised capital through the issuance of securities that are substantially similar to the debentures and which securities were rated investment grade at the time of issue of such securities, there is more than an insubstantial risk that interest payable by us on the debentures is not, or within 90 days of the date of such opinion will not be, deductible by us, in whole or in part, for United States federal income tax purposes.
     “Rating agency event” means a change by any nationally recognized statistical rating organization within the meaning of Rule 15c3-1 under the Exchange Act that currently publishes a rating for us (a “rating agency”) to its equity credit criteria for securities such as the debentures, as such criteria is in effect on the date of this prospectus supplement (the “current criteria”), which change results in (i) the length of time for which such current criteria is scheduled to be in effect is shortened with respect to the debentures, or (ii) a lower equity credit being given to the debentures as of the date of such change than the equity credit that would have been assigned to the debentures as of the date of such change by such rating agency pursuant to its current criteria.
     For the purposes of clause (2) in the third preceding paragraph:
•	“treasury rate” means the semi-annual equivalent yield to maturity of the “treasury security” that corresponds to the “treasury price” (calculated by the treasury dealer in accordance with standard market practice and computed as of the second trading day preceding the redemption date);

•	“treasury security” means the United States Treasury security that the “treasury dealer” determines would be appropriate to use, at the time of determination and in accordance with standard market practice, in pricing the debentures being redeemed in a tender offer based on a spread to United States Treasury yields;

•	“treasury price” means the bid-side price for the treasury security as of the third trading day preceding the redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York on that trading day and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities”, except that: (i) if that release (or any successor release) is not published or does not contain that price information on that trading day; or (ii) if the treasury dealer determines that the price information is not reasonably reflective of the actual bid-side price of the treasury security prevailing at 3:30 p.m., New York City time, on that trading day, then treasury price will instead mean the bid-side price for the treasury security at or around 3:30 p.m., New York City time, on that trading day (expressed on a next trading day settlement basis) as determined by the treasury dealer through such alternative means as are commercially reasonable under the circumstances;

•	“treasury dealer” means Lehman Brothers, Inc. (or its successor) or, if Lehman Brothers, Inc. (or its successor) refuses to act as treasury dealer for this purpose or ceases to be a primary U.S. Government securities dealer, another nationally recognized investment banking firm that is a primary U.S. Government securities dealer specified by us for these purposes; and

•	“applicable spread” means % in the case of a redemption of all outstanding debentures in connection with a tax event or a rating agency event and % in all other cases.
     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of debentures to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the debentures or portions thereof called for redemption.
     We may not redeem the debentures in part if the principal amount has been accelerated and such acceleration has not been rescinded or unless all accrued and unpaid interest, including deferred interest, has been paid in full on all outstanding debentures for all interest periods terminating on or before the redemption date.
     In the event of any redemption, neither we nor the trustee will be required to:
•	issue, register the transfer of, or exchange, debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of debentures and ending at the close of business on the day of mailing of notice of redemption; or

•	transfer or exchange any debentures so selected for redemption, except, in the case of any debentures being redeemed in part, any portion thereof not to be redeemed.
Defeasance
     The junior subordinated indenture provides that we will be deemed to have paid and discharged the entire indebtedness with respect to the debentures, other than as to certain transfers and exchanges, if, among other things:
•	we irrevocably deposit with the trustee, in trust, cash or United States government obligations or a combination thereof, in an amount sufficient to pay on each date that they become due and payable, the principal of, premium, if any, and interest on, all outstanding junior subordinated debt securities of such series;

•	we pay all other sums payable with respect to the debentures; and

•	we deliver to the trustee an officers’ certificate and an opinion of counsel to the effect that all conditions precedent in the junior subordinated indenture relating to the defeasance of the entire indebtedness on the debentures have been complied with.
     Our ability to pay and discharge the entire indebtedness with respect to the debentures described above is subject to our obligations pursuant to the replacement capital covenant.
Subordination
     The payment of the principal of and premium, if any, and interest on the debentures is expressly subordinated, to the extent and in the manner set forth in the junior subordinated indenture, upon our liquidation and in right of payment as to principal, premium, if any, and interest to the prior payment in full of all of our senior indebtedness.
     Subject to the qualifications described below, the term “senior indebtedness” is defined in the junior subordinated indenture to include principal of, and interest and premium (if any) on, and any other payment due pursuant to any of the following, whether incurred prior to, on or after the date of this prospectus supplement:
•	all of our obligations (other than obligations pursuant to the junior subordinated indenture and the debentures) for money borrowed;

•	all of our obligations evidenced by notes, debentures, bonds or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses and including all other debt securities issued by us to any trust or a trustee of such trust, or to a partnership or other affiliate that acts as a financing vehicle for us, in connection with the issuance of securities by such vehicles;

•	all of our obligations under leases required or permitted to be capitalized under generally accepted accounting principles;

•	all of our reimbursement obligations with respect to letters of credit, bankers’ acceptances or similar facilities issued for our account;

•	all of our obligations issued or assumed as the deferred purchase price of property or services, including all obligations under master lease transactions pursuant to which we or any of our subsidiaries have agreed to be treated as owner of the subject property for federal income tax purposes (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

•	all of our payment obligations under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements at the time of determination, including any such obligations we incurred solely to act as a hedge against increases in interest rates that may occur under the terms of other outstanding variable or floating rate indebtedness of ours;

•	all obligations of the types referred to in the preceding bullet points of another person and all dividends of another person the payment of which, in either case, we have assumed or guaranteed or for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise;

•	all compensation and reimbursement obligations of ours to the trustee pursuant to the junior subordinated indenture; and

•	all amendments, modifications, renewals, extensions, refinancings, replacements and refundings of any of the above types of indebtedness.
     The debentures will rank senior to all of our equity securities.
     The senior indebtedness will continue to be senior indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the senior indebtedness or extension or renewal of the senior indebtedness. Notwithstanding anything to the contrary in the foregoing, senior indebtedness will not include (1) indebtedness incurred for the purchase of goods, materials or property, or for services obtained in the ordinary course of business or for other liabilities arising in the ordinary course of business, (2) any indebtedness which by its terms expressly provides that it is not superior in right of payment to the debentures or (3) any of our indebtedness owed to a person who is our subsidiary or employee.
     All liabilities of our subsidiaries including trade accounts payable and accrued liabilities arising in the ordinary course of business are effectively senior to the debentures to the extent of the assets of such subsidiaries. As of March 31, 2007, our indebtedness for money borrowed ranking senior to the debentures upon liquidation, on an unconsolidated basis, totaled approximately $318.4 million and our subsidiaries’ direct borrowings and other obligations (excluding intra-company debt) that would effectively rank senior to the debentures upon liquidation totaled approximately $4.3 billion.
     If certain events in bankruptcy, insolvency or reorganization occur, we will first pay all senior indebtedness, including any interest accrued after such events occur, in full before we make any payment or distribution, whether in cash, securities or other property, on account of the principal of or interest on the debentures. In such an event, we will pay or deliver directly to the holders of senior indebtedness any payment or distribution otherwise payable or deliverable to holders of the debentures. We will make the payments to the holders of senior indebtedness according to priorities existing among those holders until we have paid all senior indebtedness, including accrued interest, in full.
     If such events of bankruptcy, insolvency or reorganization occur, after we have paid in full all amounts owed on senior indebtedness, the holders of debentures together with the holders of any of our other pari passu securities will be entitled to receive from our remaining assets any principal, premium or interest due at that time on the debentures and such other obligations, subject to the limitation on payments of deferred and unpaid interest described under “—Limitation on Claims in the Event of Our Bankruptcy, Insolvency or Receivership”, before we make any payment or other distribution on account of any of our capital stock or obligations ranking junior to the debentures.
     If we violate the junior subordinated indenture by making a payment or distribution to holders of the debentures before we have paid all the senior indebtedness in full, then such holders of the debentures will have to pay or transfer the payments or distributions to the trustee in bankruptcy, receiver, liquidating trustee or other person distributing our assets for payment of the senior indebtedness.
     Because of the subordination provisions, if we become insolvent, holders of senior indebtedness may receive more, ratably, and holders of the debentures having a claim pursuant to those securities may receive less, ratably, than our other creditors. This type of subordination will not prevent an event of default from occurring under the junior subordinated indenture in connection with the debentures.
     The junior subordinated indenture places no limitation on the amount of senior indebtedness that we may incur. We expect from time to time to incur additional indebtedness and other obligations constituting senior indebtedness.

Limitation on Claims in the Event of Our Bankruptcy, Insolvency or Receivership
     The junior subordinated indenture provides that each holder of debentures, by that holder’s acceptance of the debentures, agrees that in certain events of our bankruptcy, insolvency or receivership prior to the redemption or repayment of its debentures, that holder of debentures will have no claim for, and thus no right to receive, deferred and unpaid interest (including compounded interest thereon) that has not been settled through the application of the alternative payment mechanism to the extent the amount of such interest exceeds the sum of (x) interest that relates to the earliest two years of the portion of the deferral period for which interest has not been paid and (y) an amount equal to such holder’s pro rata share of the excess, if any, of the preferred stock issuance cap over the aggregate amount of net proceeds from the sale of qualifying non-cumulative preferred stock and unconverted mandatorily convertible preferred stock that we have applied to pay deferred interest pursuant to the alternative payment mechanism; provided that each holder of debentures is deemed to agree that to the extent the remaining claim exceeds the amount set forth in clause (x), the amount it receives in respect of such excess will not exceed the amount it would have received had the claim for such excess ranked pari passu with the interests of the holders, if any, of qualifying non-cumulative preferred stock.
Denominations
     The debentures will be issued only in registered form, without coupons, in denominations of $25 each or multiples of $25. We expect that the debentures will be held in book-entry form only, as described under “—Book-Entry System”, and will be held in the name of DTC or its nominee.
Limitation on Mergers and Sales of Assets
     The junior subordinated indenture generally permits a consolidation or merger between us and another entity. It also permits the sale, lease or transfer by us of all or substantially all of our property and assets. These transactions are permitted if:
•	the resulting or acquiring entity, if other than us, is organized and existing under the laws of the United States, any state thereof or the District of Columbia and assumes all of our responsibilities and liabilities under the junior subordinated indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the junior subordinated indenture;

•	immediately after the transaction, and giving effect to the transaction, no event of default under the junior subordinated indenture exists; and

•	certain other conditions as prescribed in the junior subordinated indenture are met.
     If we consolidate or merge with or into any other entity or sell, lease or transfer all or substantially all of our assets according to the terms and conditions of the junior subordinated indenture, the resulting or acquiring entity will be substituted for us in the junior subordinated indenture with the same effect as if it had been an original party to the junior subordinated indenture. As a result, such successor entity may exercise our rights and powers under the junior subordinated indenture, in our name and, except in the case of a lease of all or substantially all of our properties and assets, we will be released from all our liabilities and obligations under the junior subordinated indenture and under the debentures.
Events of Default; Waiver and Notice
     The following events are “events of default” with respect to the debentures:
•	default in the payment of interest, including compounded interest, in full on any of the debentures for a period of 30 days after the conclusion of a 10-year period following the commencement of any deferral period;

•	default in the payment of principal on the debentures when due, whether on the scheduled maturity date or the final maturity date or otherwise, subject to the limitations described under “—Repayment of Principal” above; or

•	certain events of our bankruptcy, insolvency or receivership.
     An event of default does not include a failure to comply with covenants under the junior subordinated indenture, including our obligations under the alternative payment mechanism.
     The junior subordinated indenture provides that the trustee must give holders notice of all defaults or events of default within 90 days after it becomes actually known to a responsible officer of the trustee. However, except in the cases of a default or an event of default in payment on the debentures, the trustee will be protected in withholding the notice if its responsible officers determine that withholding of the notice is in the interest of such holders.
     If an event of default under the junior subordinated indenture occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debentures may declare the entire principal amount of and all accrued but unpaid interest on all debentures to be due and payable immediately.
     If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding debentures can, subject to certain conditions, rescind the declaration.
     The holders of a majority in aggregate principal amount of the outstanding debentures may waive any past default, except:
•	a default in payment of principal or interest; or

•	a default under any provision of the junior subordinated indenture that itself cannot be modified or amended without the consent of the holders of all outstanding debentures.
     The holders of a majority in principal amount of the debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to the provisions of the junior subordinated indenture.
     We are required to file an officers’ certificate with the trustee each year that states, to the knowledge of the certifying officers, whether or not any defaults exist under the terms of the junior subordinated indenture.
Actions Not Restricted by Junior Subordinated Indenture
     The junior subordinated indenture does not contain restrictions on our ability to:
•	incur, assume or become liable for any type of debt or other obligation;

•	create liens on our property for any purpose; or

•	pay dividends or make distributions on our capital stock or purchase or redeem our capital stock, except as set forth under “—Dividend and Other Payment Stoppages During Interest Deferral and Under Certain Other Circumstances” above.
     The junior subordinated indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the junior subordinated indenture does not contain any provisions that would require us to repurchase or redeem or modify the terms of any of the debentures upon a change of control or other event involving us that may adversely affect the creditworthiness of the debentures.
Modification of Junior Subordinated Indenture
     Under the junior subordinated indenture, certain of our rights and obligations and certain of the rights of holders of the debentures may be modified or amended with the consent of the holders of at least a majority of the aggregate principal amount of the outstanding debentures. However, the following modifications and amendments will not be effective against any holder without its consent:
•	a change in the stated maturity date of any payment of principal or interest (including any additional interest thereon), including the scheduled maturity date and the final maturity date;

•	a change in the manner of calculating payments due on the debentures in a manner adverse to holders of debentures;

•	a change in the place of payment for any payment on the debentures that is adverse to holders of the debentures or a change in the currency in which any payment on the debentures is payable;

•	an impairment of the right of any holder of debentures to institute suit for payments on the debentures;

•	a reduction in the percentage of outstanding debentures required to consent to a modification or amendment of the junior subordinated indenture or required to consent to a waiver of compliance with certain provisions of the junior subordinated indenture or certain defaults under the junior subordinated indenture; and

•	a reduction in the requirements contained in the junior subordinated indenture for quorum or voting.
     Under the junior subordinated indenture, the holders of at least a majority of the aggregate principal amount of the outstanding debentures may, on behalf of all holders of the debentures, waive compliance by us with any covenant or condition contained in the junior subordinated indenture.
     We and the trustee may execute, without the consent of any holder of debentures, any supplemental indenture for the purposes of:
•	evidencing the succession of another corporation to us, and the assumption by any such successor of our covenants contained in the junior subordinated indenture and the debentures;

•	adding or modifying covenants of us for the benefit of the holders of the debentures or surrendering any of our rights or powers under the junior subordinated indenture; provided that such addition, modification or surrender may not add events of default or acceleration events with respect to the debentures;

•	evidencing and providing for the acceptance of appointment under the junior subordinated indenture by a successor trustee with respect to the debentures;

•	curing any ambiguity, correcting or supplementing any provision in the junior subordinated indenture that may be defective or inconsistent with any other provision therein or in any supplemental indenture or making any other provisions with respect to matters or questions arising under the junior subordinated indenture, provided that such other provisions shall not adversely affect the interests of the holders of the debentures in any material respect; or

•	making any changes to the junior subordinated indenture in order for the junior subordinated indenture to conform to the final prospectus supplement relating to the debentures.
     We will not enter into any supplemental indenture with the trustee to add any additional event of default with respect to the debentures without the consent of the holders of at least a majority in aggregate principal amount of outstanding debentures.
Book-Entry System
     The Depository Trust Company, or “DTC”, to which we refer along with its successors in this capacity as the depositary, will act as securities depositary for the debentures. The debentures will be issued only as fully registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully registered global security certificates, representing the total aggregate principal amount of the debentures, will be issued and will be deposited with the depositary or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.
     The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the debentures so long as the debentures are represented by global security certificates.

     Investors may hold interests in the debentures in global form through DTC’s direct and indirect participants, including Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) or Euroclear Bank S.A./N.V. (“Euroclear”). Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.
     DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary holds securities that its participants (the “DTC Participants”) deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the depositary’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly, or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.
     Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.
     Distributions with respect to interests in the debentures held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.
     Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.
     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.
     Distributions with respect to the debentures held beneficially through the Euroclear System will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for the Euroclear System.
     We will issue the debentures in definitive certificated form if the depositary notifies us that it is unwilling or unable to continue as depositary or the depositary ceases to be a clearing agency registered under the Exchange Act, and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global security certificate may be exchanged for definitive certificated debentures upon request by or on behalf of the depositary in accordance with customary procedures following the occurrence of an event of default. If we determine at any time that the debentures will no longer be represented by global security certificates, we will inform the depositary of such determination who will, in turn, notify participants of their right to withdraw their beneficial interest from the global security certificates, and if such participants elect to withdraw their beneficial interests, we will issue certificates in definitive form in exchange for such beneficial interests in the global security certificates. Any global note, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for note certificates, as the case may be, registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.
     As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all debentures represented by these certificates for all purposes under the debentures and the junior subordinated indenture governing the debentures. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:
•	will not be entitled to have the debentures represented by these global security certificates registered in their names, and

•	will not be considered to be owners or holders of the global security certificates or any debentures represented by these certificates for any purpose under the debentures or the junior subordinated indenture.
     All payments on the debentures represented by the global security certificates and all transfers and deliveries of related debentures will be made to the depositary or its nominee, as the case may be, as the holder of the securities.
     Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither we nor the trustee will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.
     Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

     The information in this section concerning the depositary, its book-entry system, Clearstream, Luxembourg and the Euroclear System has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.
Global Clearance and Settlement Procedures
     Initial settlement for the debentures will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and the Euroclear System, as applicable.
     Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.
     Because of time-zone differences, credits of debentures received in Clearstream, Luxembourg or the Euroclear System as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such debentures settled during such processing will be reported to the relevant Euroclear Participant or Clearstream Participant on such business day. Cash received in Clearstream, Luxembourg or the Euroclear System as a result of sales of the debentures by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or the Euroclear System cash account only as of the business day following settlement in DTC.
     Although DTC, Clearstream, Luxembourg and the Euroclear System have agreed to the foregoing procedures in order to facilitate transfers of debentures among participants of DTC, Clearstream, Luxembourg and the Euroclear System, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.
Governing Law
     The junior subordinated indenture and the debentures will be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principals thereof.
The Trustee
     The trustee will have all of the duties and responsibilities specified under the Trust Indenture Act. Other than its duties in a case of default, the trustee is under no obligation to exercise any of the powers under the junior subordinated indenture at the request, order or direction of any holders of debentures unless offered reasonable indemnification.
Miscellaneous
     We or our affiliates may from time to time purchase any of the debentures that are then outstanding by tender, in the open market or by private agreement.

DESCRIPTION OF THE REPLACEMENT CAPITAL COVENANT
     The following is a description of the material terms of the replacement capital covenant. It does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the full document, a copy of which will be filed with the SEC as an exhibit to a current report on Form 8-K. References to “we”, “us” and “our” in the following description refer only to Delphi Financial Group, Inc. and not to any of its subsidiaries.
     We will covenant in a replacement capital covenant for the benefit of persons that buy, hold or sell a specified series of our long-term indebtedness that ranks senior to the debentures that we will not repay, redeem or purchase, and will cause our subsidiaries not to repay, redeem or purchase, as applicable, the debentures before May 15, 2047, except to the extent that the principal amount repaid or the applicable redemption, repayment or purchase price does not exceed the sum of the “applicable percentage” of the following amounts:
•	the aggregate amount of net cash proceeds received by us and our subsidiaries since the most recent “measurement date” (without double counting proceeds received in any prior “measurement period”) from the sale of our common stock, “qualifying warrants”, “mandatorily convertible preferred stock”, “debt exchangeable for common equity”, “debt exchangeable for preferred equity” and “qualifying capital securities” (collectively, the “replacement capital securities”) to persons other than us and our subsidiaries; plus

•	the market value of any common stock that we and our subsidiaries have issued to persons other than us and our subsidiaries in connection with the conversion of any convertible or exchangeable securities, other than securities for which we or any of our subsidiaries have received equity credit from any NRSRO (as defined below), since the most recent “measurement date” (without double counting proceeds received in any prior “measurement period”).
     Our covenants in the replacement capital covenant run only to the benefit of holders of the “covered debt”. The replacement capital covenant is not intended for the benefit of holders of the debentures and may not be enforced by them, and the replacement capital covenant is not a term of the junior subordinated indenture or the debentures. The initial series of covered debt is our 8.00% Senior Notes due 2033 (CUSIP No. 247131204) (the “initial covered debt”). The replacement capital covenant includes provisions requiring us to redesignate a new series of indebtedness if the covered debt approaches maturity, becomes subject to a redemption notice or is reduced to less than $100 million in outstanding principal amount, subject to additional procedures. We expect that, at all times prior to May 15, 2047, we will be subject to the replacement capital covenant and, accordingly, will be restricted in our ability to repay, redeem or purchase the debentures.
     We may amend or supplement the replacement capital covenant from time to time with the consent of the holders of at least a majority in principal amount of the then-effective series of covered debt. We may, acting alone and without the consent of the holders of the covered debt (the “covered debtholders”), amend or supplement the replacement capital covenant if (i) such amendment or supplement eliminates common stock, qualifying warrants, mandatorily convertible preferred stock and/or debt exchangeable for common equity as replacement capital securities if, after the issue date of the debentures, an accounting standard or interpretive guidance of an existing accounting standard issued by an organization or regulator that has responsibility for establishing or interpreting accounting standards in the United States becomes effective such that there is more than an insubstantial risk that failure to so eliminate common stock, qualifying warrants, mandatorily convertible preferred stock and/or debt exchangeable for common equity would result in a reduction in our earnings per share as calculated in accordance with generally accepted accounting principles in the United States, (ii) such amendment or supplement is not adverse to the covered debtholders and one of our officers has delivered to the holders of the then-effective series of covered debt in the manner provided for in the indenture, fiscal agency agreement or other instrument with respect to such covered debt a written certificate stating that, in his or her determination, such amendment or supplement is not adverse to such covered debtholders or (iii) the effect of such amendment or supplement is solely to impose additional restrictions on the types of securities qualifying as replacement capital securities, and one of our officers has delivered to the holders of the then-effective series of covered debt in the manner provided for in the indenture, fiscal agency agreement or other instrument with respect to such covered debt a written certificate to that effect. We will agree in the junior subordinated indenture, however, that we will not amend the replacement capital covenant to impose additional restrictions on the type or amount of qualifying capital securities that we may include for purposes of determining when repayment, redemption or purchase of the debentures is permitted, except with the consent of the holders of a majority in principal amount of the debentures.
     For purposes of the replacement capital covenant, the term “repay” includes the defeasance by us of the debentures as well as the satisfaction and discharge of our obligations under the indenture with respect to the debentures.
     The replacement capital covenant will terminate if an event of default resulting in acceleration of the debentures occurs, among other things.
     “Applicable percentage” means:
•	in the case of any common stock or “qualifying warrants”, (a) 133.33% with respect to any repayment, redemption or purchase prior to May 15, 2017, (b) 200% with respect to any repayment, redemption or purchase on or after May 15, 2017 and prior to May 15, 2037 and (c) 400% with respect to any repayment, redemption or purchase on or after May 15, 2037;

•	in the case of any “mandatorily convertible preferred stock”, “debt exchangeable for common equity”, “debt exchangeable for preferred equity” or any “qualifying capital securities” described in the first bullet point of the definition of that term, (a) 100% with respect to any repayment, redemption or purchase prior to May 15, 2037, and (b) 300% with respect to any repayment, redemption or purchase on or after May 15, 2037;

•	in the case of any “qualifying capital securities” described in the second bullet point of the definition of that term, (a) 100% with respect to any repayment, redemption or purchase on or after May 15, 2017 and prior to May 15, 2037 and (b) 200% with respect to any repayment, redemption or purchase on or after May 15, 2037 (to the extent not covered by the preceding subsection); and

•	in the case of any “qualifying capital securities” described in the third bullet point of the definition of that term (to the extent not covered by the preceding subsection), 100%.
     “Common stock” means our common stock (including shares held in treasury), common stock issued pursuant to any dividend reinvestment plan or our employee benefit plans, a security of ours, ranking upon our liquidation, dissolution or winding up junior to our qualifying non-cumulative preferred stock and pari passu with our common stock, that tracks the performance of, or relates to the results of, a business, unit or division of us, and any equity securities issued in exchange therefore in connection with a merger, consolidation, binding share exchange, business combination, recapitalization or other similar event.
     “Debt exchangeable for common equity” means a security or combination of securities (together in this definition, “such securities”) that:
•	gives the holder a beneficial interest in (i) subordinated debt securities of ours that are not redeemable prior to settlement of the stock purchase contract and (ii) a fractional interest in a stock purchase contract for a share of our common stock that will be settled in three years or less, with the number of shares of common stock purchasable pursuant to such stock purchase contract to be within a range established at the time of issuance of such subordinated debt securities, subject to customary anti-dilution adjustments;

•	provides that the investors directly or indirectly grant us a security interest in such subordinated debt securities and their proceeds (including any substitute collateral permitted under the transaction documents) to secure the investors’ direct or indirect obligation to purchase our common stock pursuant to such stock purchase contracts;

•	includes a remarketing feature pursuant to which our debt securities are remarketed to new investors commencing not later than the last distribution date that is at least one month prior to the settlement date of the stock purchase contract; and

•	provides for the proceeds raised in the remarketing to be used to purchase our common stock under the stock purchase contracts and, if there has not been a successful remarketing by the settlement date of the purchase contract, provides that the stock purchase contracts will be settled by us exercising our remedies as a secured party with respect to our subordinated debt securities or other collateral directly or indirectly pledged by investors in the debt exchangeable for common equity.
     “Debt exchangeable for preferred equity” means a security or combination of securities (together in this definition, “such securities”) that:
•	gives the holder a beneficial interest in (a) our subordinated debt securities that include a provision requiring us to issue (or use commercially reasonable efforts to issue) one or more types of APM qualifying securities raising proceeds at least equal to the deferred distributions on such subordinated debt securities commencing not later than the second anniversary of the commencement of such deferral period and that are our most junior subordinated debt (or rank pari passu with our most junior subordinated debt) (in this definition, our “subordinated debt”) and (b) a fractional interest in a related stock purchase contract that obligates the holder to acquire a beneficial interest in our qualifying non-cumulative preferred stock;

•	provides that the investors directly or indirectly grant to us a security interest in such subordinated debt securities and their proceeds (including any substitute collateral permitted under the transaction documents) to secure the investors’ direct or indirect obligation to purchase our qualifying non-cumulative preferred stock pursuant to such stock purchase contracts;

•	includes a remarketing feature pursuant to which our subordinated debt is remarketed to new investors commencing not later than the first distribution date that is at least five years after the date of issuance of such securities or earlier in the event of an early settlement event based on (i) the dissolution of the issuer of such debt exchangeable for preferred equity or (ii) one or more financial tests set forth in the terms of the instrument governing such debt exchangeable for preferred equity;

•	provides for the proceeds raised in the remarketing to be used to purchase our qualifying non-cumulative preferred stock under the stock purchase contracts and, if there has not been a successful remarketing by the first distribution date that is six years after the date of issuance of such securities, provides that the stock purchase contracts will be settled by us exercising our rights as a secured creditor with respect to our subordinated debt securities or other collateral directly or indirectly pledged by investors in the debt exchangeable for preferred equity;

•	includes a qualifying replacement capital covenant that will apply to such securities and to any qualifying non-cumulative preferred stock issued pursuant to the stock purchase contracts, provided that such qualifying replacement capital covenant will not include debt exchangeable for common equity or debt exchangeable for preferred equity as a replacement capital securities; and

•	if applicable, after the issuance of such qualifying non-cumulative preferred stock, provides the holders with a beneficial interest in such qualifying non-cumulative preferred stock.
     “Mandatorily convertible preferred stock” means cumulative preferred stock with (a) no prepayment obligation on the part of Delphi thereof, whether at the election of the holders or otherwise, and (b) a requirement that such preferred stock convert into common stock of Delphi within three years from the date of its issuance at a conversion ratio within a range established at the time of issuance of such preferred stock, subject to customary anti-dilution adjustments.
     “Measurement date” means: (a) with respect to any repayment, redemption or purchase of debentures on or prior to May 15, 2037 (the “scheduled maturity date”), the date that is 180 days prior to delivery of notice of such repayment or redemption or the date of such purchase and (b) with respect to any repayment, redemption or purchase of debentures after the scheduled maturity date, the date that is 90 days prior to delivery of notice of such redemption or prior to the date of such repayment or purchase, except that, if during the 90-day (or shorter) period preceding the date that is 90 days prior to the date of such repayment, redemption or purchase, net cash proceeds described above were received but no repayment, redemption or purchase was made in connection therewith, the measurement date will be the date upon which such 90-day (or shorter) period prior to the date of such repayment, redemption or purchase began.
     “Measurement period” means the period from a measurement date to the related notice date or repayment or purchase date. Measurement periods cannot run concurrently.
     “Qualifying capital securities” means securities or combinations of securities (other than common stock, qualifying warrants, mandatorily convertible preferred stock, debt exchangeable for common equity and debt exchangeable for preferred equity) that, in the determination of our board of directors reasonably construing the definitions and other terms of the replacement capital covenant, meet one of the following criteria:
•	in connection with any repayment, redemption or purchase of debentures prior to May 15, 2017:
•	securities issued by us or our subsidiaries that (a) rank pari passu with or junior to the debentures upon our liquidation, dissolution or winding up, (b) have no maturity or a maturity of at least 60 years and (c) either (x) are subject to a qualifying replacement capital covenant and have either a no payment provision or are non-cumulative or (y) have a mandatory trigger provision and are subject to intent-based replacement disclosure and have either an optional deferral provision or a no payment provision;

•	preferred stock issued by us or our subsidiaries that (a) is non-cumulative, (b) has no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise, (c) has no maturity or a maturity of at least 60 years and (d) either (x) is subject to a qualifying replacement capital covenant or (y) has a mandatory trigger provision and is subject to intent-based replacement disclosure; or

•	securities issued by us or our subsidiaries that (a) rank pari passu or junior to the debentures, (b) have no maturity or a maturity of at least 40 years, (c) are subject to a qualifying replacement capital covenant, and (d) have an optional deferral provision and a mandatory trigger provision; or
•	in connection with any repayment, redemption or purchase of debentures at any time on or after May 15, 2017 but prior to May 15, 2037:
•	all securities described under the first bullet of this definition that would be qualifying capital securities prior to May 15, 2017;

•	securities issued by us or our subsidiaries that (a) rank pari passu with or junior to the debentures upon our liquidation, dissolution or winding up, (b) have no maturity or a maturity of at least 60 years, (c) are subject to a qualifying replacement capital covenant and (d) have an optional deferral provision;

•	securities issued by us or our subsidiaries that (a) rank pari passu with or junior to the debentures upon our liquidation, dissolution or winding up, (b) have no maturity or a maturity of at least 60 years, (c) are non-cumulative or have a no payment provision and (d) are subject to intent-based replacement disclosure;

•	securities issued by us or our subsidiaries that (a) rank pari passu with or junior to the debentures upon our liquidation, dissolution or winding up, (b) have no maturity or a maturity of at least 40 years, (c) are non-cumulative or have a no payment provision and (d) are subject to a qualifying replacement capital covenant;

•	securities issued by us or our subsidiaries that (a) rank pari passu with or junior to the debentures upon our liquidation, dissolution or winding up, (b) have no maturity or a maturity of at least 40 years, (c) have an optional deferral provision and a mandatory trigger provision and (d) are subject to intent-based replacement disclosure;

•	securities issued by us or our subsidiaries that (a) rank pari passu with or junior to the debentures upon our liquidation, dissolution or winding up, (b) have no maturity or a maturity of at least 25 years, (c)

are subject to a qualifying replacement capital covenant and (d) have an optional deferral provision and a mandatory trigger provision;
•	cumulative preferred stock issued by us or our subsidiaries that (a) has no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise, (b) has no maturity or a maturity of at least 60 years and (c) is subject to a qualifying replacement capital covenant;

•	other securities issued by us or our subsidiaries that (a) rank (x) senior to the debentures and securities that are pari passu with the debentures but (y) junior to all other debt securities of Delphi (other than (i) the debentures and securities that are pari passu with the debentures and (ii) securities that rank pari passu with such qualifying capital securities) upon our liquidation, dissolution or winding-up and (b) either:
•	have no maturity or a maturity of at least 60 years and either (i) are (x) non-cumulative or subject to a no-payment provision and (y) subject to a qualifying replacement capital covenant or (ii) have a mandatory trigger provision and an optional deferral provision and are subject to intent-based replacement disclosure;

•	have no maturity or a maturity of at least 40 years, are subject to a qualifying replacement capital covenant and have a mandatory trigger provision and an optional deferral provision; or
•	securities issued by us or our subsidiaries that (A) rank pari passu with or junior to the debentures upon our liquidation, dissolution or winding up, (B) have an optional deferral provision, (C) have a mandatory trigger provision and (D) have no maturity or a maturity of at least 60 years;
•	in connection with any repayment, redemption or purchase of debentures at any time on or after May 15, 2037:
•	all securities described under the second bullet of this definition that would be qualifying capital securities on or after May 15, 2017 but prior to May 15, 2037;

•	securities issued by us or our subsidiaries that (a) rank pari passu with or junior to the debentures upon its liquidation, dissolution or winding-up, (b) have an optional deferral provision and (c) either
•	have no maturity or a maturity of at least 60 years and are subject to intent-based replacement disclosure, or

•	have no maturity or a maturity of at least 40 years and are subject to a qualifying replacement capital covenant;
•	securities issued by us or our subsidiaries that (a) rank pari passu with or junior to the debentures upon its liquidation, dissolution or winding-up, (b) have no maturity or a maturity of at least 40 years and are subject to intent-based replacement disclosure and (c) are non-cumulative or have a no payment provision;
•	other securities issued by us or our subsidiaries that (a) rank (x) senior to the debentures and securities that are pari passu with the debentures but (y) junior to all other debt securities of Delphi (other than (i) the debentures and securities that are pari passu with the debentures and (ii) securities that rank pari passu with such qualifying capital securities) upon our liquidation, dissolution or winding-up and (b) either:
•	have no maturity or a maturity of at least 60 years and either (i) have an optional deferral provision and are subject to a qualifying replacement capital covenant or (ii) are non-cumulative or have a no payment provision and (y) are subject to intent-based replacement disclosure, or

•	have no maturity or a maturity of at least 40 years and are subject to intent-based replacement disclosure and have a mandatory trigger provision and an optional deferral provision; or

•	cumulative preferred stock issued by us or our subsidiaries that either (a) has no maturity or a maturity of at least 60 years and is subject to intent-based replacement disclosure or (b) has a maturity of at least 40 years and is subject to a qualifying replacement capital covenant.
     For purposes of the definitions provided above, the following terms have the following meanings:
     “Alternative payment mechanism” means, with respect to any qualifying capital securities, provisions in the related transaction documents permitting us in our sole discretion to defer or skip in whole or in part payment of distributions on such qualifying capital securities for one or more consecutive distribution periods not to exceed 10 years and requiring us to issue (or use commercially reasonable efforts to issue) one or more types of APM qualifying securities raising eligible proceeds at least equal to the deferred distributions on such qualifying capital securities and apply the proceeds to pay unpaid distributions on such qualifying capital securities, commencing on the earlier of (x) the first distribution date after commencement of a deferral period on which we pay current distributions on such qualifying capital securities and (y) the fifth anniversary of the commencement of such deferral period, and that:
•	define “eligible proceeds” to mean, for purposes of such alternative payment mechanism, the net proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance or sale of the relevant securities, where applicable, and including the fair market value of property received by us or any of our subsidiaries as consideration for such qualifying capital securities) that we have received during the 180 days prior to the related distribution date from the issuance of APM qualifying securities, up to the preferred cap (as defined below in the eighth bullet of this definition) in the case of APM qualifying securities that are qualifying non-cumulative preferred stock or mandatorily convertible preferred stock;

•	permit us to pay current distributions on any distribution date out of any source of funds but (x) require us to pay deferred distributions only out of eligible proceeds and (y) prohibit us from paying deferred distributions out of any source of funds other than eligible proceeds unless an event of default has occurred and is continuing;

•	if deferral of distributions continues for more than one year (or such shorter period as provided for in the terms of such securities), require us and our subsidiaries not to repay, redeem or purchase any of its securities ranking junior to or pari passu with any APM qualifying securities on a bankruptcy or liquidation of us the proceeds of which were used to settle deferred interest during the relevant deferral period until at least one year after all deferred distributions have been paid (a “repurchase restriction”);

•	include a provision that, notwithstanding the common cap (as defined below in the seventh bullet of this definition) and the preferred cap (as defined below in the eighth bullet of this definition), for purposes of paying deferred distributions, limits our ability to sell shares of common stock above an aggregate cap specified in the transaction documents (a “share cap”), provided that the product of such share cap and the current market price of shares of our common stock as of the date of issuance of such qualifying capital securities shall not represent a lower proportion of the aggregate principal or liquidation amount of such qualifying capital securities than the product of the maximum share number for the debentures and the market price of shares of our common stock as of the date of issuance of the debentures represents of the aggregate principal amount of the debentures;

•	in the case of qualifying capital securities other than qualifying non-cumulative preferred stock, include a bankruptcy claim limitation provision;

•	permit us, at our option, to provide that if we are involved in a merger, consolidation, amalgamation, binding share exchange or conveyance, transfer or lease of assets substantially as an entirety to any other person or a similar transaction (a “business combination”) where immediately after the consummation of the business combination more than 50% of the voting stock of the surviving entity of the business combination or the person to whom all or substantially all of our assets have been transferred, conveyed or leased is owned by the shareholders of the other party to the business combination, then the first three bullet points of this definition will not apply to any deferral period that is terminated on the next distribution date following the date of consummation of the business combination (or if later, at any time within 90 days following the date of consummation of the business combination); and
•	limit our obligation to issue (or use commercially reasonable efforts to issue) APM qualifying securities that are common stock and qualifying warrants to settle deferred distributions pursuant to the alternative payment mechanism either (i) during the first five years of any deferral period or (ii) before an anniversary of the commencement of any deferral period that is not earlier than the fifth such anniversary and not later than the ninth such anniversary (as designated in the terms of such qualifying capital securities) with respect to deferred distributions attributable to the first five years of such deferral period, to:
•	an aggregate amount of such securities, the net proceeds from the issuance of which is equal to 2% of our market capitalization; or

•	a number of shares of common stock and qualifying warrants, in the aggregate, not in excess of 2% of the outstanding number of shares of our common stock (the “common cap”); and

•	limit our right to issue APM qualifying securities that are qualifying non-cumulative preferred stock and mandatorily convertible preferred stock to settle deferred distributions pursuant to the alternative payment mechanism to an aggregate amount of qualifying non-cumulative preferred stock and still-outstanding mandatorily convertible preferred stock, the net proceeds from the issuance of which with respect to all deferral periods is equal to 25% of the liquidation or principal amount of such qualifying capital securities (the “preferred cap”);
provided (and it being understood) that:
•	we shall not be obligated to issue (or use commercially reasonable efforts to issue) APM qualifying securities for so long as a “market disruption event” has occurred and is continuing;

•	if, due to a market disruption event or otherwise, we are able to raise and apply some, but not all, of the eligible proceeds necessary to pay all deferred distributions on any distribution date, we will apply any available eligible proceeds to pay accrued and unpaid distributions on the applicable distribution date in chronological order subject to the common cap, preferred cap and share cap, as applicable; and

•	if we have outstanding more than one class or series of securities under which we are obligated to sell a type of APM qualifying securities and apply some part of the proceeds to the payment of deferred distributions, then on any date and for any period the amount of net proceeds received by us from those sales and available for payment of deferred distributions on such securities shall be applied to such securities on a pro rata basis up to the common cap, the preferred cap and the share cap, as applicable, in proportion to the total amounts that are due on such securities.
     “APM qualifying securities” means, with respect to an alternative payment mechanism, any debt exchangeable for preferred equity or any mandatory trigger provision, one or more of the following (as designated in the transaction documents for any qualifying capital securities that include an alternative payment mechanism or a mandatory trigger provision or for any debt exchangeable for preferred equity, as applicable):
•	common stock;
•	qualifying warrants;
•	qualifying non-cumulative preferred stock; or
•	mandatorily convertible preferred stock,

provided (and it being understood) that (i) if the APM qualifying securities for any alternative payment mechanism or mandatory trigger provision or for any debt exchangeable for preferred equity include both common stock and qualifying warrants, such alternative payment mechanism, mandatory trigger provision or debt exchangeable for preferred equity may permit, but need not require, us to issue qualifying warrants and (ii) such alternative payment mechanism, mandatory trigger provision or debt exchangeable for preferred equity may permit, but need not require, us to issue mandatorily convertible preferred stock.
     “Bankruptcy claim limitation provision” means, with respect to any qualifying capital securities that have an alternative payment mechanism or a mandatory trigger provision, provisions that, upon any liquidation, dissolution, winding-up or reorganization or in connection with any insolvency, receivership or proceeding under any bankruptcy law with respect to the issuer, limit the claim of the holders of such qualifying capital securities to distributions that accumulate during (i) any deferral period, in the case of qualifying capital securities that have an alternative payment mechanism or (ii) any period in which we fail to satisfy one or more financial tests set forth in the terms of such qualifying capital securities or related transaction agreements, in the case of qualifying capital securities having a mandatory trigger provision, to:
•	in the case of qualifying capital securities having an alternative payment mechanism or mandatory trigger provision with respect to which the APM qualifying securities do not include qualifying non-cumulative preferred stock or mandatorily convertible preferred stock, 25% of the stated or principal amount of such qualifying capital securities then outstanding; and
•	in the case of any other qualifying capital securities, an amount not in excess of the sum of (x) two years of accumulated and unpaid distributions and (y) an amount equal to the excess, if any, of the “preferred cap” over the aggregate amount of net proceeds from the sale of qualifying non-cumulative preferred stock and mandatorily convertible preferred stock that is still outstanding that the issuer has applied to pay such distributions pursuant to the alternative payment mechanism or the mandatory trigger provision; provided that the holders of such qualifying capital securities are deemed to agree that, to the extent the remaining claim exceeds the amount set forth in clause (x), the amount they receive in respect of such excess shall not exceed the amount they would have received had the claim for such excess ranked pari passu with the interests of the holders, if any, of qualifying non-cumulative preferred stock.
     “Intent-based replacement disclosure” means, as to any security or combination of securities (together in this definition, “securities”), that we have publicly stated our intention, either in the prospectus or other offering document under which such securities were initially offered for sale or in filings with the SEC made by us under the Exchange Act prior to or contemporaneously with the issuance of such securities, that we and our subsidiaries, to the extent the securities provide us with rating agency equity credit, will repay, redeem or purchase such securities only with the proceeds of replacement capital securities that have terms and provisions at the time of repayment, redemption or purchase that are as or more equity-like than the securities then being repaid, redeemed or purchased, raised within 180 days prior to the applicable repayment, redemption or purchase date.
     “Mandatory trigger provision” means, as to any qualifying capital securities, provisions in the terms thereof or of the related transaction agreements that:
•	require the issuer of such qualifying capital securities to make payment of distributions on such qualifying capital securities only pursuant to the issue and sale of APM qualifying securities within two years of a failure of the issuer to satisfy one or more financial tests set forth in the terms of such qualifying capital securities or related transaction agreements, in an amount such that the net proceeds of such sale are at least equal to the amount of unpaid distributions on such qualifying capital securities (including all deferred and accumulated amounts) and require the application of the net proceeds of such sale to pay such unpaid distributions, provided that (i) such mandatory trigger provision shall limit the issuance and sale of common stock and qualifying warrants the proceeds of which must be applied to pay such distributions pursuant to such provision to the common cap, unless the mandatory trigger provision requires such issuance and sale within one year of such failure, and (ii) the amount of qualifying non-cumulative preferred stock and still-outstanding mandatorily convertible preferred stock the net proceeds of which we may apply to pay such distributions pursuant to such provision may not exceed the preferred cap;

•	if the provisions described in the first bullet point do not require such issuance and sale within one year of such failure, include a repurchase restriction (as defined above under the definition of “alternative payment mechanism”);

•	include a bankruptcy claim limitation provision; and

•	prohibit the issuer of such securities from redeeming or purchasing any of its securities ranking upon the liquidation, dissolution or winding up of Delphi junior to or pari passu with any APM qualifying securities the proceeds of which were used to settle deferred interest during the relevant deferral period prior to the date six months after the issuer applies the net proceeds of the sales described in the first bullet above to pay such deferred distributions in full;
provided (and it being understood) that:
•	we will not be obligated to issue (or use commercially reasonable efforts to issue) APM qualifying securities for so long as a market disruption event has occurred and is continuing;

•	if, due to a market disruption event or otherwise, we are able to raise and apply some, but not all, of the eligible proceeds necessary to pay all deferred distributions on any distribution date, we will apply any available eligible proceeds to pay accrued and unpaid distributions on the applicable distribution date in chronological order subject to the common cap and preferred cap, as applicable; and

•	if we have outstanding more than one class or series of securities under which we are obligated to sell a type of APM qualifying securities and apply some part of the proceeds to the payment of deferred distributions, then on any date and for any period the amount of net proceeds received by us from those sales and available for payment of deferred distributions on such securities shall be applied to such securities on a pro rata basis up to the common cap and the preferred cap, as applicable, in proportion to the total amounts that are due on such securities.
No remedy other than permitted remedies will arise by the terms of such securities or related transaction agreements in favor of the holders of such qualifying capital securities as a result of the issuer’s failure to pay distributions because of the mandatory trigger provision until distributions have been deferred for one or more distribution periods that total together at least 10 years.
     “Market value” means, on any date, the closing sale price per share of common stock (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the New York Stock Exchange or, if the common stock is not then listed on the New York Stock Exchange, as reported by the principal U.S. securities exchange on which the common stock is traded or quoted; if the common stock is not either listed or quoted on any U.S. securities exchange on the relevant date, the market price will be the average of the mid-point of the bid and ask prices for the common stock on the relevant date submitted by at least three nationally recognized independent investment banking firms selected by us for this purpose.
     “No payment provision” means a provision or provisions in the transaction documents for securities (referred to in this definition as “such securities”) that include the following:
•	an alternative payment mechanism; and

•	an optional deferral provision modified and supplemented from the general definition of that term to provide that the issuer of such securities may, in its sole discretion, defer in whole or in part payment of distributions on such securities for one or more consecutive distribution periods of up to five years or, if a market disruption event has occurred and is continuing, ten years, without any remedy other than permitted remedies and the obligations (and limitations on obligations) described in the definition of “alternative payment mechanism” applying.
     “Non-cumulative” means, with respect to any qualifying capital securities, that the issuer may elect not to make any number of periodic distributions without any remedy arising under the terms of the securities or related agreements in favor of the holders, other than one or more permitted remedies.
     “NRSRO” means a nationally recognized statistical rating organization within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act.

     “Optional deferral provision” means, as to any qualifying capital securities, provisions in the terms thereof or of the related transaction agreements to the effect of either bullet point below:
•	(a) the issuer of such securities may, in its sole discretion, defer in whole or in part payment of distributions on such securities for one or more consecutive distribution periods of up to five years or, if a market disruption event is continuing, ten years, without any remedy other than permitted remedies and (b) an alternative payment mechanism (provided that such alternative payment mechanism need not apply during the first five years of any deferral period and need not include a common cap or preferred cap); or

•	the issuer of such qualifying capital securities may, in its sole discretion, defer in whole or in part payment of distributions on such securities for one or more consecutive distribution periods up to ten years, without any remedy other than permitted remedies.
     “Permitted remedies” means, with respect to any securities, one or more of the following remedies:
•	rights in favor of the holders of such securities permitting such holders to elect one or more directors of the issuer (including any such rights required by the listing requirements of any stock or securities exchange on which such securities may be listed or traded); and

•	complete or partial prohibitions on the issuer paying distributions, and on the issuer and its subsidiaries purchasing common stock or other securities that rank pari passu with or junior as to distributions to such securities for so long as distributions on such securities, including unpaid distributions, remain unpaid.
     “Qualifying replacement capital covenant” means a replacement capital covenant that is substantially similar to the replacement capital covenant applicable to the debentures or another replacement capital covenant, as identified by our board of directors acting in good faith and in its reasonable discretion and reasonably construing the definitions and other terms of the replacement capital covenant, (i) entered into by a company that at the time it enters into such replacement capital covenant is a reporting company under the Exchange Act and (ii) that restricts the Company and its subsidiaries from repaying, redeeming or purchasing identified securities except to the extent of the applicable percentage of the net proceeds raised from the issuance of specified replacement capital securities that have terms and provisions at the time of repayment, redemption or purchase that are as or more equity-like than the securities then being repayed, redeemed or purchased, within 180 days prior to the applicable repayment, redemption or purchase date.

CERTAIN ERISA CONSIDERATIONS
     The following is a summary of certain considerations associated with the purchase of the debentures by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (being referred to collectively as the “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement, each a “Plan”.
     General Fiduciary Matters
     ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.
     In considering an investment in the debentures of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.
     Prohibited Transaction Issues
     Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of debentures by an ERISA Plan with respect to which we are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor, or the DOL, has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the debentures. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied. In addition, ERISA Section 408(b)(17) provides a limited exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction (the so-called service provider exemption).
     Because of the foregoing, the debentures should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.
     Representation
     Accordingly, by acceptance of a debenture, each purchaser and subsequent transferee of a debenture will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the debentures constitutes assets of any Plan or (ii) the purchase and holding of the debentures by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.
     The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the debentures on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the debentures. Purchasers of the debentures have exclusive responsibility for ensuring that their purchase and holding of the debentures do not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any debentures to a Plan is in no respect a representation by us or any of our affiliates or representatives that such investment meets all relevant legal requirements with respect to investments by any such Plan generally or any particular Plan, or that such investment is appropriate for such Plans generally or any particular Plan.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
     The following is a general discussion of the material United States federal income tax considerations of the purchase, ownership and disposition of the debentures. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect, or to differing interpretations. This discussion only applies to debentures that are held as “capital assets,” within the meaning of the Code, by a holder who purchases debentures in the initial offering at their “issue price” (i.e., the first price at which a substantial amount of the debentures are sold to the public).
     This discussion is for general information only and does not address all of the material tax considerations that may be relevant to a holder in light of its particular circumstances or to holders subject to special treatment under United States federal income tax laws (such as financial institutions, banks, insurance companies, regulated investment companies, real estate investment trusts, dealers in securities or currencies, traders in securities that elect to mark to market, tax-exempt entities or persons holding debentures in a tax-deferred or tax-advantaged account, former citizens or residents of the United States, persons whose functional currency is not the United States dollar, persons subject to the alternative minimum tax or persons holding debentures as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging”, “conversion” or “integrated” transaction for tax purposes). This discussion does not address any state, local or foreign tax consequences or any United States federal estate, gift or alternative minimum tax consequences.
     For purposes of this discussion, a United States holder is a beneficial owner of a debenture that is, for United States federal income tax purposes:
•	an individual citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if either (1) a United States court can exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (2) the trust was in existence on August 20, 1996, was treated as a United States person prior to such date, and has made a valid election to continue to be treated as a United States person.
     For purposes of this discussion, a non-United States holder is a beneficial owner of a debenture that is neither a United States holder nor an entity treated as a partnership for United States federal income tax purposes.
     If an entity treated as a partnership for United States federal income tax purposes holds a debenture, the tax treatment of the partnership and its partners will generally depend upon the status and activities of the partnership and its partners. A prospective purchaser of the debentures that is treated as a partnership for United States federal income tax purposes, or a partner in any such partnership, should consult their own tax advisers regarding the United States federal income tax considerations relating to the purchase, ownership and disposition of the debentures.
     Persons considering the purchase of the debentures should consult their own tax advisers with respect to the United States federal income tax considerations relating to the purchase, ownership and disposition of the debentures in light of their own particular circumstances, as well as the effect of any state, local, foreign and other tax laws.
Classification of the Debentures
     The determination of whether a security should be classified as indebtedness or equity for United States federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial or administrative authority that directly addresses the United States federal income tax treatment of securities similar to the debentures. Based upon an analysis of the relevant facts and circumstances, including certain assumptions and certain representations made by us, Sidley Austin LLP, our special tax counsel, will render its opinion generally to the effect that, although the matter is not free from doubt, under then applicable law the debentures will be treated as indebtedness for United States federal income tax purposes. Such opinion is not binding on the IRS or any court and there can be no assurance that the IRS or a court will agree with such opinion. No ruling is being sought from the IRS on any of the issues discussed herein.
     We, and each holder and beneficial owner of a debenture, by acquiring or holding an interest in a debenture, will agree to treat the debenture as our indebtedness for United States federal income tax purposes, and the remainder of this discussion assumes such treatment, except where specified.
United States Holders
     Interest Income and Original Issue Discount
     Under applicable Treasury Regulations, a “remote” contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with original issue discount (“OID”). We believe that the likelihood of our exercising our right to defer payments of interest is remote within the meaning of the Treasury Regulations. Based on the foregoing, we believe that the debentures will not be considered to be issued with OID at the time of their original issuance. Accordingly, interest paid on the debentures should be taxable to a United States holder of a debenture as ordinary income at the time such payment is received or accrued, in accordance with such United States holder’s regular method of accounting for United States federal income tax purposes.
     Under applicable Treasury Regulations, if our right to defer any payment of interest were determined not to be “remote,” or if we exercised that right, the debenture would be treated as issued with OID at the time of issuance or at the time of that exercise, as the case may be. If the debenture were deemed to be issued with OID at the time of issuance, a United States holder would be required to accrue interest income on an economic accrual basis before the receipt of cash attributable to that income. If the debenture were treated as issued with OID at the time of the exercise of our right to defer payments of interest on the debentures, the manner in which OID would accrue is unclear. In particular, it is not clear whether the OID would accrue based on an economic accrual or based on the principles of the Treasury Regulations relating to contingent payment debt instruments. No rulings or other interpretations have been issued by the IRS which have addressed the meaning of the term “remote” as used in the applicable Treasury Regulations, and it is possible that the IRS could take a position contrary to the interpretation in this prospectus supplement and that a court could agree with the position taken by the IRS.
     Sale, Exchange, Redemption or Other Disposition of the Debentures
     Upon the sale, exchange, redemption or other disposition of a debenture, a United States holder will generally recognize gain or loss equal to the difference between the amount realized (less any accrued interest not previously included in the United States holder’s income, which will be taxable as ordinary income) on the sale, exchange, redemption or other disposition and such United States holder’s adjusted tax basis in the debenture. Assuming that interest payments on the debenture are not deferred and that the debenture is not treated as issued with OID, a United States holder’s adjusted tax basis in a debenture generally will be its initial purchase price. If the debenture is treated as issued with OID, a United States holder’s adjusted tax basis in a debenture generally will be its initial purchase price, increased by OID previously includible in such United States holder’s gross income to the date of disposition and decreased by payments received on the debenture since and including the date that the debenture was treated as issued with OID. That gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the debenture had been held for more than one year as of the date of such sale, exchange, redemption or other disposition. A United States holder that is an individual is generally entitled to preferential rates of taxation for long-term capital gains. The deductibility of capital losses is subject to limitations under the Code.
Non-United States Holders
     Special rules may apply to certain non-United States holders, such as “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid United States federal income tax and certain expatriates, among others that are subject to special treatment under the Code. Such non-United States holders should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

     As stated above, the following discussion assumes that the debentures will be respected as our indebtedness under current law for United States federal income tax purposes. In such case, under present United States federal income tax law, and subject to the discussion below concerning backup withholding, the following is a discussion of the United States federal income tax and withholding tax considerations generally applicable to non-United States holders:
(a)	payments of principal and interest (including OID, if applicable) with respect to a debenture held by or for a non-United States holder will not be subject to United States federal withholding tax, provided that, in the case of interest, (i) such non-United States holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) such non-United States holder is not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership or a bank receiving interest described in Section 881(c)(3)(A) of the Code, and (iii) the statement requirement set forth in Section 871(h) or Section 881(c) of the Code (as described below) has been fulfilled with respect to such non-United States holder; and

(b)	a non-United States holder will generally not be subject to United States federal income or withholding tax on gain realized on the sale, exchange, redemption or other disposition of a debenture, unless (i) such non-United States holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale, exchange, redemption or other disposition and certain other conditions are met or (ii) such gain is effectively connected with the conduct by such non-United States holder of a trade or business in the United States (in each case, subject to the provisions of an income tax treaty).
     In general, Sections 871(h) and 881(c) of the Code require that, in order to obtain the exemption from United States federal withholding tax described in paragraph (a) above, the non-United States holder must provide a statement to the withholding agent to the effect that the non-United States holder is not a United States person. Such requirement generally will be fulfilled if the non-United States holder certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a United States person and provides its name and address. In the case of debentures held by a foreign intermediary (other than a “qualified intermediary”) or a foreign partnership (other than a “withholding foreign partnership”), the foreign intermediary or partnership, as the case may be, generally must provide IRS Form W-8IMY to the withholding agent with the required attachments, including an appropriate certification by each beneficial owner.
     If, contrary to the opinion of our special tax counsel, the debentures were treated as equity for United States federal income tax purposes, payments of interest on the debentures would generally be subject to United States withholding tax imposed at a rate of 30% or such lower rate as might be provided for by an applicable income tax treaty.
     If a non-United States holder is engaged in a trade or business in the United States, and if amounts (including OID, if applicable) treated as interest for United States federal income tax purposes on a debenture or gain realized on the sale, exchange, redemption or other disposition of a debenture are effectively connected with the conduct of such trade or business, the non-United States holder, although generally exempt from United States federal withholding tax described in paragraph (a) above, will generally be subject to regular United States federal income tax on such effectively connected income or gain in the same manner as if it were a United States holder (subject to the provisions of an applicable income tax treaty). In lieu of the IRS forms described above, such non-United States holder will be required to provide IRS Form W-8ECI to the withholding agent in order to claim an exemption from United States federal withholding tax. In addition, if such non-United States holder is a corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.
Backup Withholding and Information Reporting
     Backup withholding and information reporting requirements generally apply to interest (including OID, if applicable) and principal payments made to, and to the proceeds of sales by, certain non-corporate United States holders. A United States holder not otherwise exempt from backup withholding generally can avoid backup withholding by providing an IRS Form W-9. In the case of a non-United States holder, backup withholding will not apply to payments on, or proceeds from the sale, exchange, redemption or other disposition of, a debenture if the statement referred to in clause (a)(iii) of the second paragraph under the heading “Non-United States Holder” has been received. Withholding agents must nevertheless report to the IRS and to each non-United States holder the amount of interest (including OID, if applicable) paid with respect to the debentures held by such non-United States holder and the rate of withholding (if any) applicable to such non-United States holder. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s United States federal income tax liability, provided the required information is furnished to the IRS.

UNDERWRITING
     Lehman Brothers, Inc., Wachovia Capital Markets, LLC, and Banc of America Securities LLC are acting as representative (the “representatives”) of the underwriters named below. The Company and the representatives, on behalf of the underwriters for the offering named below, have entered into an underwriting agreement and a pricing agreement with respect to the debentures. Subject to the terms and conditions in the underwriting agreement and the pricing agreement, each underwriter has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of debenture set forth opposite the underwriters’ name.

Principal Amount
Underwriters	of Debentures
Lehman Brothers Inc.	$
Wachovia Capital Markets, LLC
Banc of America Securities LLC
HSBC Securities (USA) Inc.
KeyBanc Capital Markets, a division of McDonald Investments Inc.
Piper Jaffray & Co.
ABN AMRO Incorporated
Cochran Caronia Waller Securities LLC
Keefe, Bruyette & Woods, Inc.
Oppenheimer & Co. Inc.
The Williams Capital Group, L.P.
Total	$
     If the underwriters sell more debentures than the total number set forth in the table above, the underwriters have an option to buy up to an additional $      of debentures to cover such sales. They may exercise that option for 30 days. If any debentures are purchased pursuant to this option, the underwriters will severally purchase debentures in approximately the same proportion as set forth in the table above.
     The underwriters are committed to take and pay for all of the debentures being offered, if any are purchased.
     Debentures sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any debentures sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to      % of the principal amount of debentures. Any such securities dealers may resell any debentures purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to      % of the principal amount of debentures. If all the debentures are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.
     The following table shows the underwriting discounts and commissions that we are to pay the underwriters in connection with this offering (expressed as a percentage of the principal amount of the debentures).
Paid by the Company
Per Debenture
     The debentures are a new issue of securities with no established trading market. The company has been advised by the underwriters that the underwriters intend to make a market in the debentures but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the debentures.
     In connection with the offering, the underwriters may purchase and sell debentures in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of debentures than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the debentures while the offering is in progress.
     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased debentures sold by or for the account of such underwriter in stabilizing or short covering transactions.
     These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the debentures. As a result, the price of the debentures may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.
     We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $       .
     We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory; investment banking services and/or commercial banking services for the Company, for which they received or will receive customary fees and expenses. In addition, certain underwriters and their respective affiliates are being repaid under the revolving credit facility from the proceeds of this offering.

LEGAL MATTERS
     Chad W. Coulter, Senior Vice President, Secretary and General Counsel of Delphi Financial Group, Inc., will pass upon certain legal matters relating to the debentures on our behalf. Sidley Austin LLP will also pass upon certain legal matters, including certain tax matters, relating to the debentures on our behalf. The validity of the debentures will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York.
EXPERTS
     The consolidated financial statements of Delphi Financial Group, Inc. appearing in our Annual Report on Form 10-K for the year ended December 31, 2006 (including schedules included therein) and Delphi Financial Group Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS
Delphi Financial Group, Inc.
Debt Securities
Junior Subordinated Debt Securities
     We will provide the specific terms of any offering of these securities in a supplement to this prospectus. The applicable prospectus supplement will also describe the specific manner in which we will offer these securities and may also supplement, update or amend information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and any documents incorporated by reference into this prospectus carefully before you invest.
     We may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time or through a combination of these methods. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.
     We are incorporated in the State of Delaware. Our principal executive offices are located at 1105 North Market Street, Suite 1230, Wilmington, Delaware 19899. Our telephone number is (302) 478-5142. Our website is www.delphifin.com. The information contained on our website is not incorporated by reference into this prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     Investing in these securities involves risk. See “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006 and any additional “Risk Factors” set forth in any applicable prospectus supplement.

This prospectus may not be used unless accompanied by a prospectus supplement.
The date of this prospectus is May 15, 2007.

ABOUT THIS PROSPECTUS
     This prospectus is part of a shelf registration statement that we have filed with the Securities and Exchange Commission (the “Commission”). By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, the securities identified in this prospectus. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus and in the event the information set forth in a prospectus supplement differs in any way from the information set forth in the prospectus, you should rely on information set forth in the prospectus supplement. The rules of the Commission allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. See “Information Incorporated by Reference.”
     You should read both this prospectus and any prospectus supplement together with the additional information described below under the headings “Where You Can Find More Information.”
     We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any applicable supplement to this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should assume that the information contained in this prospectus or any applicable prospectus supplement is only correct as of their respective dates or the date of the document in which incorporated information appears. Our business, financial condition, results of operations and prospects may have changed since those dates.
     Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “we,” “us,” “our,” and the “Company” refer to Delphi Financial Group, Inc., and its subsidiaries, and “Delphi” refers to Delphi Financial Group, Inc. only and not any of its subsidiaries.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such filings are available to the public from the Commission’s website at http://www.sec.gov. You may also read and copy any document we file at the Commission’s public reference room in Washington D.C. located at 100 F Street, N.E., Washington D.C. 20549. You may also obtain copies of any document filed by us at prescribed rates by writing to the Public Reference Section of the Securities Exchange Commission at that address. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. You may also inspect the information that we file at the offices of the New York Stock Exchange Inc., 20 Broad Street, New York, New York 10005. Information about us, including our filings, is also available on our website at http://www.delphifin.com, however that information is not part of this prospectus or any accompanying prospectus supplement.
INFORMATION INCORPORATED BY REFERENCE
     The Commission allows us to incorporate by reference the information contained in documents we file with the Commission, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus and any applicable prospectus supplement. Any statement contained in a document which is incorporated by reference in this prospectus or the applicable prospectus supplement is automatically updated and superseded if information contained in this prospectus or any applicable prospectus supplement, or information that we later file with the Commission, modifies or replaces that information. Any statement made in this prospectus or any applicable prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

1

     We incorporate by reference the following documents we filed, excluding any information contained therein or attached as exhibits thereto which has been furnished but not filed, with the Commission:
•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on February 28, 2007; and

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, filed on May 10, 2007; and

•	Our Current Reports on Form 8-K filed on February 13, 2007, April 25, 2007 and May 14, 2007.
     Any documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to this prospectus and prior to the termination of the offering of the securities to which this prospectus relates will automatically be deemed to be incorporated by reference in this prospectus and a part of this prospectus from the date of filing such documents; provided however, that we are not incorporating in each case, any documents or information contained therein that has been furnished but not filed with the Commission.
     To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in any such documents), call or write Delphi Financial Group, Inc., 1105 North Market Street Suite 1230 Wilmington, Delaware 19899, (302) 478-5142.
EXPERTS
     The consolidated financial statements of Delphi Financial Group, Inc. appearing in our Annual Report on Form 10-K for the year ended December 31, 2006 (including schedules included therein) and Delphi Financial Group Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

2

Delphi Financial Group, Inc.
$
% Fixed-to-Floating Rate
Junior Subordinated Debentures due 2067

Joint Bookrunners
Lehman Brothers
Joint Structuring Coordinator
Wachovia Securities
Joint Structuring Coordinator
Banc of America Securities LLC
Senior Co-Managers
HSBC
KeyBanc Capital Markets
Piper Jaffray & Co.
Junior Co-Managers
ABN AMRO Incorporated
Cochran Caronia Waller
Keefe, Bruyette & Woods
Oppenheimer & Co.
The Williams Capital Group, L.P.